                                                                  EXECUTION COPY


================================================================================




                            GRC INTERNATIONAL, INC.,



                                   AT&T CORP.



                                       and



                                 LMN CORPORATION




                         ------------------------------
                          AGREEMENT AND PLAN OF MERGER
                         ------------------------------




                         ===============================
                          Dated as of February 14, 2000
                         ===============================




================================================================================

                                TABLE OF CONTENTS
                                -----------------
                                                                        Page No.
                                                                        --------

ARTICLE I. THE TENDER OFFER....................................................2
     SECTION 1.1.  The Offer...................................................2
     SECTION 1.2.  Company Action..............................................4
     SECTION 1.3.  Directors...................................................5

ARTICLE II. THE MERGER.........................................................7
     SECTION 2.1.  The Merger..................................................7
     SECTION 2.2.  Closing; Effective Time.....................................7
     SECTION 2.3.  Effect of the Merger........................................7
     SECTION 2.4.  Subsequent Actions..........................................8
     SECTION 2.5.  Certificate of Incorporation; By-Laws;
                     Directors and Officers....................................8
     SECTION 2.6.  Conversion of Securities....................................9
     SECTION 2.7.  Dissenting Shares...........................................9
     SECTION 2.8.  Surrender of Shares; Stock Transfer Books..................10
     SECTION 2.9.  Stock Plans................................................12

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...........14
     SECTION 3.1.  Corporate Organization.....................................14
     SECTION 3.2.  Authority Relative to this Agreement.......................14
     SECTION 3.3.  No Conflict; Required Filings and Consents.................15
     SECTION 3.4.  Financing Arrangements.....................................16
     SECTION 3.5.  Brokers....................................................16
     SECTION 3.6.  Offer Documents; Proxy Statement...........................16

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................16
     SECTION 4.1.  Organization and Qualification; Subsidiaries...............16
     SECTION 4.2.  Capitalization.............................................17
     SECTION 4.3.  Authority Relative to this Agreement.......................19
     SECTION 4.4.  No Conflict; Required Filings and Consents.................20
     SECTION 4.5.  SEC Filings; Financial Statements..........................21
     SECTION 4.6.  Absence of Certain Changes or Events.......................22
     SECTION 4.7.  Litigation.................................................24
     SECTION 4.8.  Employee Benefit Plans.....................................24
     SECTION 4.9.  Labor and Employment.......................................27
     SECTION 4.10. Properties.................................................28
     SECTION 4.11. Intellectual Property......................................29
     SECTION 4.12. Insurance..................................................30
     SECTION 4.13. Environmental Matters......................................31
     SECTION 4.14. Government Contracts.......................................32
     SECTION 4.15. Licenses and Permits; Compliance with Laws.................32
     SECTION 4.16. Material Contracts.........................................33
     SECTION 4.17. Taxes......................................................35
     SECTION 4.18. Offer Documents; Proxy Statement...........................37
     SECTION 4.19. Brokers....................................................38


                                      (i)

     SECTION 4.20. Takeover Statutes..........................................38
     SECTION 4.21. Rights Plan................................................38

ARTICLE V. CONDUCT OF BUSINESS PENDING THE MERGER.............................38
     SECTION 5.1.  Conduct of Business by the Company Pending the Closing.....38
     SECTION 5.2.  No Solicitation............................................42

ARTICLE VI. ADDITIONAL AGREEMENTS.............................................43
     SECTION 6.1.  Proxy Statement............................................43
     SECTION 6.2.  Meeting of Stockholders of the Company.....................44
     SECTION 6.3.  Compliance with Law........................................44
     SECTION 6.4.  Notification of Certain Matters............................44
     SECTION 6.5.  Access to Information......................................45
     SECTION 6.6.  Public Announcements.......................................45
     SECTION 6.7.  Reasonable Best Efforts; Cooperation.......................45
     SECTION 6.8.  Agreement to Defend and Indemnify..........................46
     SECTION 6.9.  Takeover Statutes..........................................47
     SECTION 6.10. Employment Matters.........................................47
     SECTION 6.11. Company Employee Benefit Plans.............................48

ARTICLE VII. CONDITIONS OF MERGER.............................................49

ARTICLE VIII. TERMINATION, AMENDMENT AND WAIVER...............................50
     SECTION 8.1.  Termination................................................50
     SECTION 8.2.  Effect of Termination......................................53

ARTICLE IX. GENERAL PROVISIONS................................................53
     SECTION 9.1.  Non-Survival of Representations
                     Warranties and Agreements................................53
     SECTION 9.2.  Notices....................................................54
     SECTION 9.3.  Expenses...................................................55
     SECTION 9.4.  Certain Definitions........................................55
     SECTION 9.5.  Headings...................................................56
     SECTION 9.6.  Severability...............................................56
     SECTION 9.7.  Schedules..................................................56
     SECTION 9.8.  Entire Agreement; No Third-Party Beneficiaries.............56
     SECTION 9.9.  Assignment.................................................56
     SECTION 9.10. Governing Law..............................................56
     SECTION 9.11. Amendment..................................................56
     SECTION 9.12. Waiver.....................................................57
     SECTION 9.13. Counterparts...............................................57


                                      (ii)

SCHEDULES
---------

2.9(b)        Stock Plans
4.1           Subsidiaries
4.2(a)        Options, Warrants, Etc.
4.2(b)        Joint Ventures, Etc.
4.4(a)        Conflicts
4.4(b)        Company Consents
4.5(c)        Undisclosed Liabilities
4.5(d)        Amendments to Filed Documents
4.6           Changes, Events, Etc.
4.7           Litigation
4.8           ERISA
4.8(a)(ii)    Options
4.9           Labor and Employment
4.10          Properties
4.11          Intellectual Property
4.12          Insurance
4.13          Environmental Matters
4.14          Government Contracts
4.15          Compliance with Laws
4.16          Material Contracts
4.17          Tax
5.1(i)        Settlement of Proceedings
5.2(f)        Indemnification Agreements
6.8           Indemnification Insurance
6.10          Executive Compensation
6.11          Employee Benefit Matters



Annex I - Conditions to the Offer

Index of Defined Terms

Exhibit A - Form of Stockholders Agreement

Exhibit B - Form of Stockholders Agreement


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of February 14, 2000 (the "Agreement"), among GRC INTERNATIONAL, INC., a Delaware corporation (the "Company"), AT&T CORP., a New York corporation ("Parent"), and LMN CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the respective Boards of Directors of the Company and Purchaser have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, in furtherance thereof, it is proposed that Purchaser will make a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to acquire all of the issued and outstanding shares (the "Shares") of the common stock, $.10 par value, of the Company (the "Company Common Stock") at a purchase price of fifteen dollars ($15) per Share (such price or such higher price as may be paid in the Offer, the "Per Share Amount"), net to the seller in cash; and

     WHEREAS, the respective Boards of Directors of the Company, Purchaser and Parent have each approved this Agreement and the merger (the "Merger") of Purchaser with and into the Company following the consummation of the Offer and upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Board of Directors of the Company (the "Board of Directors") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and to recommend that the holders of such Shares accept the Offer and approve this Agreement and the transactions contemplated hereby; and

     WHEREAS, the Board of Directors has approved the terms of the Stockholders Agreements attached hereto as Exhibits A and B (the "Stockholders Agreements") to be entered into among Parent, Purchaser and certain holders of Shares (the "Stockholders") simultaneously herewith, pursuant to which such Stockholders have, among other things, agreed to tender their Shares pursuant to the Offer.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                   Article I.

                                THE TENDER OFFER

     SECTION 1.1. The Offer.

     (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 hereof and none of the events set forth in Annex I hereto shall have occurred and be existing, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable, but in no event later than seven business days following the public announcement by Parent and the Company of the execution of this Agreement. The obligation of Purchaser to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to the satisfaction of the conditions set forth in Annex I. Purchaser expressly reserves the right from time to time, subject to Sections 1.1(b) and 1.1(d) hereof, without the consent of the Company to waive any such condition, to increase the Per Share Amount, or to make any other changes in the terms and conditions of the Offer. The Per Share Amount shall be net to the seller in cash, without interest, subject to reduction only for any applicable withholding taxes or stock transfer taxes payable by the seller. The Company agrees that no Shares held by the Company or any Subsidiary (as hereinafter defined) will be tendered pursuant to the Offer.

     (b) Without the prior written consent of the Company, Purchaser shall not
(i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) seek to purchase less than all outstanding Shares, (iii) amend or waive satisfaction of the Minimum Condition (as defined in Annex I) or (iv) impose conditions to the Offer in addition to those set forth in Annex I hereto, or amend any other term or condition of the Offer in any manner materially adverse to the holders of Shares. Upon the terms and subject to the conditions of the Offer and this Agreement, Purchaser will accept for payment and purchase, as soon as permitted under the terms of the Offer and applicable law (subject to the first proviso to Section 8.1(c)(i)) (the "Share Purchase Date") all Shares validly tendered and not withdrawn prior to the expiration of the Offer. On or prior to the Share Purchase Date, Parent shall provide or cause to be provided to Purchaser the funds necessary to pay for Shares that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer. Purchaser shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act.

     (c) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") having only the conditions set forth in Annex I hereto. As soon as reasonably practicable on the date the Offer is commenced, Purchaser shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer

Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer that will comply in all material respects with the provisions of all applicable Federal securities laws, and will contain (including as an exhibit) or incorporate by reference the Offer to Purchase and forms of the related letter of transmittal and summary advertisement (which documents, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"). Parent and Purchaser agree promptly to correct the Schedule TO or the Offer Documents if and to the extent that it or they shall have become false or misleading in any material respect (and the Company, with respect to written information supplied by it specifically for use in the Schedule TO or the Offer Documents, shall promptly notify Parent of any required corrections of such information and shall cooperate with Parent and Purchaser with respect to correcting such information) and to supplement the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and the Company shall supplement the information provided by it specifically for use in the Schedule TO or the Offer Documents to include any information that shall become necessary in order to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Shares, in each case to the extent required by applicable Federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and any Offer Documents before they are filed with the SEC.

     (d) The Offer to Purchase shall provide (i) for an initial expiration date of 20 business days (as defined in Rule 14d-1 under the Exchange Act) from and including the date of commencement of the Offer (the "Initial Expiration Date"). Purchaser shall extend the expiration date of the Offer until 5:00 p.m., Eastern time, on the earlier of (i) the thirtieth (30th) business day following the public announcement by Parent and the Company of the execution of this Agreement (which thirty business days shall for this purpose include the date of such public announcement) and (ii) if a tender offer (other than the Offer) shall have been commenced for all or a portion of the Shares, the business day immediately preceding the initial expiration date of such tender offer (such earlier date, the "Extended Expiration Date"). Unless this Agreement shall have been terminated pursuant to Section 8.1 hereof, Purchaser agrees that it shall not, without the consent of the Company, terminate or withdraw the Offer or (except as provided in this Section 1.1(d)) extend the expiration date of the Offer; provided, however, that, subject to the immediately following sentence, without the consent of the Company, Purchaser shall have the right to terminate or withdraw the Offer or extend the Offer from time to time if at the then-scheduled expiration date of the Offer the conditions to the Offer described in Annex I hereto shall not have been satisfied or earlier waived. Unless this Agreement shall have been terminated pursuant to Section 8.1, if at the then-scheduled expiration date of the Offer, the conditions to the Offer described in Annex I hereto (other than the Minimum Condition) shall not have been satisfied or earlier waived, upon the request of the Company, Purchaser shall from time to time extend the expiration date of the Offer for up to a maximum of 20 business days in the aggregate (it being understood and agreed that the period from the Initial Expiration Date to and including the Extended Expiration Date shall be counted in such 20-business-day period) for all such extensions (the period of each such extension to be determined by Purchaser), provided that at the time of such extension any such condition is reasonably capable of being satisfied and provided further that the failure of any such condition to be satisfied shall not result from a willful breach by the Company of any of its covenants and agreements contained in this Agreement, until the date Purchaser becomes obligated, pursuant to the terms of the Offer and this Agreement, to accept for payment and pay for Shares tendered pursuant to the Offer. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules, regulations, interpretations or positions of the SEC or the staff thereof applicable to the Offer or for any period required by applicable law.

     SECTION 1.2. Company Action.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held on February 14, 2000, acting by the unanimous vote of those present: (i) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and the Stockholders Agreements; (ii) recommended that the stockholders of the Company accept the Offer, tender their Shares pursuant to the Offer and approve this Agreement and the transactions contemplated hereby, including the Merger; and (iii) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the stockholders of the Company.

     (b) The Company hereby agrees to file with the SEC, as promptly as practicable after the filing by Purchaser of the Schedule TO with respect to the Offer but in any event on the date such Schedule TO is filed with the SEC, a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "Schedule 14D-9") that (i) will comply in all material respects with the provisions of all applicable Federal securities laws and (ii) will include the opinion of the Company Financial Advisor referred to in Section 4.3(c) hereof. The Company agrees to mail such Schedule 14D-9 to the stockholders of the Company along with the Offer Documents promptly after the commencement of the Offer. The Company agrees that the Schedule 14D-9 and the Offer Documents shall contain the recommendations of the Board of Directors described in Section 1.2(a) hereof. The Company agrees promptly to correct the Schedule 14D-9 if and to the extent that it shall become false or misleading in any material respect (and each of Parent and Purchaser, with respect to written information supplied by it specifically for use in the Schedule 14D-9, shall promptly notify the Company of any required corrections of such information and cooperate with the Company with respect to correcting such information) and to supplement the information contained in the Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (and each of Parent and Purchaser shall supplement the information provided by it specifically for use in the
Schedule 14D-9 to include any information that shall become necessary in order to make the statements therein that are based on such provided information, in light of the circumstances under which they were made, not misleading), and the Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and disseminated to the Company's stockholders, in each case to the extent required by applicable Federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 before it is filed with the SEC.

     (c) In connection with the Offer, the Company shall promptly upon execution of this Agreement furnish Parent with mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of a recent date, and shall promptly furnish Parent with such additional information, including updated lists of stockholders, mailing labels and security position listings, and such other information and assistance as Parent or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares.

     SECTION 1.3. Directors. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, Parent shall be entitled to designate up to such number of directors, rounded to the nearest whole number, on the Board of Directors as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors equal to that number of directors which equals the product of the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any Subsidiary) bears to the number of Shares outstanding. At such time, the Company will also cause, if requested by Parent, (i) each committee of the Board of Directors, (ii) the board of directors of each of the Subsidiaries and (iii) if requested by Parent, each committee of such board to include persons designated by Parent constituting up to the same percentage of each such committee or board as Parent's designees constitute on the Board of Directors. The Company shall, upon request by Parent, promptly take all actions necessary to cause Parent's designees to be elected or appointed to the Board of Directors in accordance with the terms of this Section 1.3, including, without limitation, increasing the size of the Board of Directors and/or securing the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3; provided, however, that, in the event that Parent's designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.2(b) hereof) the Board of Directors shall have at least two directors who are directors on the date hereof and who are neither officers of the Company nor designees, affiliates or associates (within the meaning of the Federal securities laws) of Parent (two or more of such directors, the "Independent Directors"); provided further, that if no Independent Directors remain, the other directors shall designate one person to fill one of the vacancies who shall be neither an officer of the Company nor a designee, affiliate or associate of Parent, and such person shall be deemed to be an Independent Director for purposes of this Agreement. The Company represents and warrants to Parent and Purchaser that nothing contained in the Stipulation and Settlement Agreement dated December 15, 1999 settling Corcoran v. GRC International, Inc. (C.A. No.: 17239) and Corcoran v. Denman, et al. (C.A. No.: 17490) in the Delaware Court of Chancery, New Castle County (the "Settlement Agreement") prohibits the Company from complying with its obligations under this Section 1.3 (it being understood that the Settlement Agreement restricts the manner in which the Company may comply with this Section 1.3 by (i) limiting the size of the Board of Directors to 13 directors and (ii) prescribing the classes into which certain directors must be placed). Subject to applicable law, the Company shall promptly take all action necessary pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 mailed to stockholders promptly after the commencement of the Offer (or an amendment thereof or an information statement pursuant to Rule 14f-1 if Parent has not theretofore designated directors or timely provided the requisite information) such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Parent will supply the

Company any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent constitute a majority of the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (i) amend or terminate this Agreement on behalf of the Company, (ii) exercise or waive any of the Company's rights or remedies hereunder, (iii) extend the time for performance of Parent's obligations hereunder or (iv) take any other action by the Company in connection with this Agreement required to be taken by the Board of Directors, and such affirmative majority vote shall be sufficient to take any such action.

                                   Article II.

                                   THE MERGER

     SECTION 2.1. The Merger. At the Effective Time (as defined in Section 2.2) and upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     SECTION 2.2. Closing; Effective Time. (a) The closing of the Merger (the "Closing") will take place at 10:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

     (b) On the Closing Date or as promptly as practicable thereafter, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in accordance with Section 251, or a Certificate of Ownership and Merger, in accordance with Section 253 of the DGCL, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing (or such later time as is specified in such Certificate of Merger or Certificate of Merger and Ownership, as applicable, as agreed between Parent and the Company) being the "Effective Time").

     SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 2.4. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Purchaser acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Purchaser, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 2.5. Certificate of Incorporation; By-Laws; Directors and Officers.

     (a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety to read as the Certificate of Incorporation of Purchaser, as in effect immediately before the Effective Time, until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that the Certificate of Incorporation of the Surviving Corporation shall provide that the Surviving Corporation shall be named "GRC International, Inc."

     (b) Subject to Section 6.8, the By-Laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

     (c) The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law.

     SECTION 2.6. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder of any of the following securities:

     (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.7(a)) shall be canceled and be converted into the right to receive the Per Share Amount in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share. Each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.8 hereof.

     (b) Each Share held in the treasury of the Company or owned by any Subsidiary and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time shall be canceled and no payment or other consideration shall be made with respect thereto.

     (c) Each share of common stock, $.0l par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent one validly issued, fully paid and nonassessable share of common stock, $.0l par value, of the Surviving Corporation.

     SECTION 2.7. Dissenting Shares.

     (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by any stockholder who has not voted in favor of or consented to the Merger and who duly demands appraisal of his Shares pursuant to the DGCL and complies with all the provisions of the DGCL concerning the right of holders of Shares to demand appraisal of their Shares in connection with the Merger (collectively, the "Dissenting Shares") shall not be converted into the right to receive cash pursuant to Section 2.6, but shall become the right to receive such cash consideration as may be determined to be due to such stockholder as provided in the DGCL. If, however, such stockholder withdraws his demand for appraisal or fails to perfect or otherwise loses his right of appraisal, in any case pursuant to the DGCL, his Shares shall be deemed to be converted as of the Effective Time into the right to receive cash pursuant to Section 2.6(a) hereof, without any interest thereon, upon surrender of the certificate or certificates representing such Shares.

     (b) The Company shall give Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     (c) Each Dissenting Share, if any, shall be canceled after payment in respect thereof has been made to the holder thereof pursuant to the DGCL.

     SECTION 2.8. Surrender of Shares; Stock Transfer Books.

     (a) Before the Effective Time, Parent shall designate a bank or trust company who shall be reasonably satisfactory to the Company to act as paying agent in the Merger (the "Exchange Agent") to receive the funds necessary to make the payments contemplated by Section 2.6. Parent shall, from time to time, make available or cause to be made available to the Exchange Agent funds in amounts and at times necessary for the payments under Section 2.8(b) to which holders of Shares shall be entitled at the Effective Time pursuant to Section
2.6. Such funds shall be invested by the Exchange Agent as directed by Parent. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by Parent.

     (b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger consideration as provided in Section 2.6(a). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.6(a), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.6(b)) shall represent solely the right to receive the aggregate Per Share Amount, without interest, relating thereto.

     (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent or the Exchange Agent that such tax either has been paid or is not payable. If a mutilated Certificate is surrendered to the Exchange Agent or if the holder of a Certificate submits an affidavit to the Exchange Agent stating that the Certificate has been lost, destroyed or wrongfully taken, such holder shall, if required by the Surviving Corporation, furnish an indemnity bond sufficient in the reasonable judgment of the Surviving Corporation to protect Parent, the Surviving Corporation and the Exchange Agent from any loss that any of them may suffer.

     (d) All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall not be any further registration of transfers of Shares that were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.6(a) and this Section 2.8. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate or Certificates.

     (e) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares to be canceled pursuant to Section 2.6(b)) shall look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) and only as general creditors thereof, with respect to any Merger consideration that may be payable upon due surrender of the Certificates held by such holder. Notwithstanding the foregoing, none of Parent, Purchaser, the Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Parent or the Exchange Agent.

     SECTION 2.9. Stock Plans. (a) Options Outstanding. The Company currently maintains the GRC International, Inc. 1985 Employee Stock Option Plan, the GRC International, Inc. 1994 Employee Stock Option Plan, the GRC International, Inc. 1998 Employee Stock Option Plan, the GRC International, Inc. Cash Compensation Replacement Plan, and the GRC International, Inc. Directors Fee Replacement Plan (collectively referred to as the "Stock Plans"), more specifically described in
Section 4.2, which provide for the granting of options to purchase and awards of Company Common Stock, and the GRC International, Inc. 1985 Employee Stock Purchase Plan ("ESPP"), which permits employees to purchase Company Common Stock. As of the date of this Agreement, the Company has taken all actions necessary to amend each Stock Plan and the ESPP to provide that no further options, awards or rights to receive equity shall be granted, offered or elected under any Stock Plan after the date hereof. As of the date of this Agreement, the Company has taken all actions necessary to cause the GRC International, Inc. Cash Compensation Replacement Plan, the GRC International, Inc. Directors Fee Replacement Plan, and the ESPP to terminate, and all participant contributions and deferral amounts credited on behalf of the participants under such plans at the time of such termination shall be paid to them in cash by the Company as soon as administratively practicable thereafter.

     (b) Conversion of Options. The Board of Directors of the Company has adopted an amendment to provide that the Stock Plans are amended so that upon the consummation of the Offer each then outstanding and unexercised option to purchase shares of Company Common Stock granted under any of the Stock Plans (the "Options"), whether or not then exercisable or vested, shall be converted into an obligation of the Company to pay, and a right of the holder thereof to receive in full satisfaction of such Option, cash in an amount in respect thereof equal to the product of (A) the excess, if any, of the Per Share Amount over the exercise price thereof and (B) the number of shares of Company Common Stock subject to such Option, less any income or employment tax withholding required under the Code or any provision of foreign, state or local law.

     (c) Option Payments.

          (i) With respect to each Option granted pursuant to the terms of the GRC International, Inc. 1985 Employee Stock Option Plan, the GRC International, Inc. 1994 Employee Stock Option Plan or the GRC International, Inc. 1998 Stock Option Plan (the "Option Plans") that is fully vested and exercisable as of the consummation of the Offer, the Company shall make the payment of the amount determined pursuant to Section 2.9(b) above as soon as reasonably practicable following the consummation of the Offer.

          (ii) With respect to each Option granted pursuant to the terms of an Option Plan that is not vested and exercisable as of the consummation of the Offer, the Company or the Surviving Corporation, as applicable, shall make the payment of the amount determined pursuant to Section 2.9(b) above at the time each such unvested Option would otherwise have become vested and exercisable subject to the satisfaction of the terms and conditions set forth in the applicable option award agreement and the Option Plan pursuant to which such Option was granted, or at such earlier date as may be determined by Parent in its sole and absolute discretion; provided, however, if such holder's employment or service with the Company or any Subsidiary is involuntarily terminated by the Company or any Subsidiary for reasons other than Cause (as defined in Section 9.4), all of such holder's Options shall become vested upon such termination of employment or service, and the Company or the Surviving Corporation, as applicable, shall make the payment of the amount determined pursuant to Section 2.9(b) as soon as reasonably practicable following such termination. For purposes of this
     Section 2.9(c)(ii), a termination of employment by an Option holder, after the consummation of the Offer, following (A) a material decrease in such holder's base salary, (B) a relocation of such holder's principal place of employment to a location that increases his or her commute by more than 30 miles from such holder's commute to his or her principal place of employment prior to the consummation of the Offer or (C) a non-employee director's cessation of service on the Board of Directors upon the request of the Company or the Surviving Corporation, as applicable, shall be deemed to be an involuntary termination.

          (iii) With respect to each Option granted pursuant to the terms of the GRC International, Inc. Cash Compensation Replacement Plan or the GRC International, Inc. Directors Fee Replacement Plan, whether or not such Option is vested and exercisable as of the consummation of the Offer, the Company shall make the payment of the amount determined pursuant to Section 2.9(b) above as soon as reasonably practicable following the consummation of the Offer.

          (iv) Parent shall from time to time provide the Company or the Surviving Corporation, as applicable, with sufficient funds to satisfy the obligations of the Company or the Surviving Corporation, as applicable, under this Section 2.9.

     (d) Directors Retirement Plan. The Company has recently terminated the GRC International, Inc. Directors Retirement Plan (the "Director Retirement Plan"). In exchange for their benefits under such plan, certain directors of the Company received the right to receive shares of Company Common Stock ("Deferred Stock Units") subsequent to their resignation from the Board of Directors. Immediately following the consummation of the Offer, each Deferred Stock Unit shall be converted into the right to receive cash in an amount equal to the product of
(A) the Per Share Amount and (B) the number of Deferred Stock Units held by each such director, which cash amount shall be payable as soon as practicable following the director's cessation of service on the Board of Directors.


                                  Article III.

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

     Parent and Purchaser represent and warrant to the Company as follows:

     SECTION 3.1. Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as it is now being conducted.

     SECTION 3.2. Authority Relative to this Agreement. Parent and Purchaser have the necessary corporate power and authority to enter into this Agreement and to carry out their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms.

     SECTION 3.3. No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) assuming all notices, reports or other filings described in clauses (i) through
(vi) of Section 3.3(b) have been given or made, conflict with or violate any law, regulation, court order, judgment or decree applicable to Parent or Purchaser or by which any of their property is bound or affected, (ii) violate or conflict with either the Certificate of Incorporation or By-Laws of either Parent or Purchaser, or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment or cancellation of, or result in the creation of a lien or encumbrance on any of the property or assets of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of them or their property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which would not prevent or materially delay the consummation of the Offer and the Merger.

     (b) Except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) filings as may be required by any applicable "blue sky" laws, (v) any filings required under applicable foreign antitrust or competition laws, (vi) any required notifications or filings with any national or international securities exchange on which Parent's securities are listed and (vii) as would not prevent or materially delay the consummation of the Offer and the Merger, neither Parent nor Purchaser is required to submit any notice, report or other filing with any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. No waiver, consent, approval or authorization of any Governmental Entity, is required to be obtained or made by either Parent or Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except
(i) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by Parent or Purchaser of their respective obligations under this Agreement or (ii) in connection with any submission required above.

     SECTION 3.4. Financing Arrangements. Parent has or will have funds available to it sufficient to consummate the Offer and the Merger in accordance with the terms of this Agreement.

     SECTION 3.5. Brokers. No broker, finder or investment banker (other than Lehman Brothers Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser. Any amounts due to Lehman Brothers Inc. in connection with the transactions contemplated by this Agreement shall be paid by Parent.

     SECTION 3.6. Offer Documents; Proxy Statement. None of the information supplied by or on behalf of Parent or Purchaser (the "Parent Information"), for inclusion in the Proxy Statement (as defined in Section 4.18), will, on the date the Proxy Statement is first mailed to stockholders or at the time of the Company Stockholders' Meeting (as defined in Section 4.18), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Offer Documents will not, at the respective times the Offer Documents are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Purchaser do not make any representation or warranty with respect to statements made or incorporated by reference in any of the foregoing documents based upon information that has been supplied by the Company or its accountants, counsel or other authorized representatives for use in any of the foregoing documents. The Offer Documents will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                                   Article IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Purchaser as follows:

     SECTION 4.1. Organization and Qualification; Subsidiaries. (a) Each of the Company and the Subsidiaries (defined below in Section 4.1(d)) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and any necessary governmental authority and approvals to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted, and is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification or licensing necessary, except for any such failures which, when taken together with all other such failures, would not have a Material Adverse Effect or prevent or materially delay the consummation of the Offer or the Merger. For purposes of this Agreement, "Material Adverse Effect" means any condition, change or effect that is or is reasonably likely to be materially adverse to the business, results of operations, properties (including intangible properties), condition (financial or otherwise), assets or liabilities of the Company and the Subsidiaries taken as a whole.

     (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by the Company or another Subsidiary, is set forth in Schedule 4.1 hereto.

     (c) The Company has heretofore furnished to Parent a complete and correct copy of the Certificate of Incorporation (the "Company Certificate of Incorporation") and the By-laws (the "Company By-laws") of the Company as currently in effect. No other similar organizational documents are applicable to or binding upon the Company. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or Company By-laws.

     (d) For purposes of this Agreement, "Subsidiary" means any corporation or other legal entity of which the Company (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (ii) in the case of partnerships, serves as a general partner, or (iii) in the case of a limited liability company, serves as managing member or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

     SECTION 4.2. Capitalization. (a) The authorized capital stock of the Company consists of: (i) 30,000,000 shares of Company Common Stock and (ii) 300,000 shares of preferred stock, $1.00 par value per share, of the Company (the "Company Preferred Stock"). As of December 31, 1999, (A) 12,442,607 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights, (B) no shares of Company Preferred Stock were issued and outstanding, (C) 32,721 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1985 Employee Stock Option Plan and Options with respect to 32,721 shares of Company Common Stock were outstanding thereunder, (D) 598,114 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding Options under the Company's 1994 Employee Stock Plan and Options with respect to 546,573 shares of Company Common Stock were outstanding thereunder, (E) 1,512,126 shares of Company Common Stock were reserved for issuance under the Company's 1998 Employee Stock Option Plan and Options with respect to 1,290,092 shares of Company Common Stock were outstanding thereunder,
(F) 160,853 shares of Company Common Stock were reserved for issuance under the Company's Cash Compensation Replacement Plan and Options with respect to 43,897 shares of Company Common Stock were outstanding thereunder, (G) 218,938 shares of Company Common Stock were reserved for issuance under the Company's Directors Fee Replacement Plan and Options with respect to 98,440 shares of Company Common Stock were outstanding thereunder, (H) 219,328 shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan, (I) 300,000 shares of Company Common Stock were held in the treasury of the Company and (J) 445,000 shares of Company Common Stock were reserved for issuance upon exercise of warrants to purchase shares of Company Common Stock described on
Schedule 4.2(a) hereto (the "Warrants"). Since December 31, 1999, (i) no Options have been granted, (ii) no shares of Company Common Stock have been issued except for shares issued pursuant to the exercise of Options outstanding as of December 31, 1999, and (iii) no shares of Preferred Stock have been issued. Except as set forth in Schedule 4.2(a) or in this Section 4.2(a): (x) there are no shares of capital stock or other voting securities of the Company, options, calls, warrants or rights, agreements, arrangements or commitments of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell or cause to be issued, delivered or sold any shares of capital stock or other voting securities or securities convertible into or exchangeable for capital stock or voting securities of or other equity interests in the Company or any of the Subsidiaries or equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"); (y) there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote ("Company Voting Debt"); and (z) there are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party or by which it is bound relating to the issued or unissued capital stock of the Company (including any such agreements or understandings that may limit in any way the solicitation of proxies by or on behalf of the Company from, or the casting of votes by, the stockholders of the Company with respect to the Merger) or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the Board of Directors. Except as set forth in Schedule 4.2(a), there are no programs in place or outstanding obligations of the Company or any of the Subsidiaries (1) to repurchase, redeem or otherwise acquire any Company Securities or (2) to vote or to dispose of any shares of the capital stock of any of the Subsidiaries. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights and registration rights. Upon consummation of the Merger, each holder of Warrants shall be entitled to receive, pursuant to the terms thereof, upon payment of the aggregate Purchase Price (as defined in the Warrants) then in effect, the Per Share Amount for each share of Company Common Stock that would otherwise have been issuable upon the exercise of such Warrants immediately prior to consummation of the Merger. No event has occurred since the issuance of the Warrants that has resulted in an adjustment to the Purchase Price in effect on the date of their issuance.

     (b) All the shares of outstanding capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive (or similar) rights and, except as set forth in Schedule 4.1, are owned by the Company or a wholly owned Subsidiary and are owned free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. There are no existing options, calls, warrants or other rights, agreements arrangements or commitments of any character relating to the issued or unissued capital stock or other equity interests or securities of any Subsidiary. Except for the Subsidiaries and except as set forth in Schedule 4.2(b), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in any other corporation, partnership, joint venture or other business association or entity. Except as set forth in Schedule 4.2(b), neither the Company nor any Subsidiary is under any current or prospective obligation to provide funds to, make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or the business association or entity.

     SECTION 4.3. Authority Relative to this Agreement.

     (a) The Company has the necessary corporate power and authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval of the Merger, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The affirmative vote of the holders of a majority of the shares of Company Common Stock entitled to vote approving this Agreement is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby; provided, however, that no such vote shall be required if the Merger is subject to Section 253 of the DGCL.

     (b) At a Board of Directors' meeting duly called and held on February 14, 2000, the Board of Directors (i) determined that this Agreement and the transactions contemplated hereby are advisable, fair to and in the best interests of the stockholders and that the Per Share Amount to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares, (ii) declared advisable and in all respects approved and adopted this Agreement, the Offer, the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend the approval and adoption of this Agreement and the Merger by the stockholders of the Company.

     (c) Banc of America Securities LLC (the "Company Financial Advisor") has delivered to the Board of Directors its written opinion, dated prior to or as of the date of this Agreement, that based on the assumptions, qualifications and limitations contained therein, the Per Share Amount to be received by the Company's stockholders in the Offer and the Merger is fair from a financial point of view to such stockholders. The Company has provided a copy of such opinion to Parent.

     SECTION 4.4. No Conflict; Required Filings and Consents.

     (a) Except as set forth in Schedule 4.4(a) hereto, the execution and delivery of this Agreement by the Company does not, and the performance hereof by the Company will not, (i) conflict with or violate any law, regulation, court order, judgment or decree applicable to the Company or any of the Subsidiaries or by which its or any of their property is bound or affected, (ii) violate or conflict with the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any Subsidiary, or (iii) result in any violation or breach of or constitute a default (or an event which with notice or lapse of time of both would become a default) under, or result in any, or give rise to any rights of termination, amendment, cancellation or acceleration of any obligations or any loss of any material benefit under or, result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, agreement, contract, instrument, permit, license, franchise or other obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or its or any of them or their property is bound or affected, except for, in the case of clauses (i) and (iii), conflicts, violations, breaches or defaults which, individually or in the aggregate, would not (x) have a Material Adverse Effect, (y) impair, in any material respect, the ability of the Company to perform its obligations under this Agreement or (z) be reasonably likely to prevent or materially delay the consummation of the Offer and the Merger.

     (b) Except for (i) applicable requirements, if any, of the Exchange Act,
(ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger or other documents as required by the DGCL, (iv) filings as may be required by any "blue sky" laws of various states and/or the rules of the National Association of Securities Dealers, Inc., (v) any required notifications or filings with the New York Stock Exchange, Inc. and
(vi) as set forth in Schedule 4.4(b) hereto, the Company and each of the Subsidiaries are not required to submit any notice, report or other filing with any Governmental Entity, in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to make such submission would not prevent or materially delay the performance by the Company of its obligations under this Agreement. No waivers, consents, approvals or authorizations of any Governmental Entity are required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to obtain such waivers, consents, approvals or authorizations would not prevent or materially delay the performance by the Company of its obligations under this Agreement, (ii) in connection with any submission required above or
(iii) as set forth in Schedule 4.4(b) hereto.

     SECTION 4.5. SEC Filings; Financial Statements.

     (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the SEC since July 1, 1998, including its (i) Annual Reports on Form 10-K for the fiscal years ended June 30, 1999 and June 30, 1998, respectively, (ii) the Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1999, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since July 1, 1998 and (iv) all other reports or registration statements filed by the Company with the SEC since July 1, 1998 (collectively, including the exhibits thereto, the "SEC Reports"). The SEC Reports (including but not limited to any financial statements or schedules included or incorporated by reference therein) (i) at the time they became effective, in the case of registration statements, or when filed, in the case of any other SEC Report, complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) do not (except to the extent revised or superseded by a subsequent filing with the SEC), and did not at the time they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries is required to file any statements or reports with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act.

     (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

     (c) Except (i) as set forth in Schedule 4.5(c) or (ii) as and to the extent disclosed or reflected in the audited consolidated financial statements of the Company and the Subsidiaries at June 30, 1999, including the notes thereto, contained in the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 1999 (the "Company 1999 10-K") and except for (x) liabilities and obligations incurred in the ordinary course of business consistent with past practice since June 30, 1999 and (y) liabilities and obligations that have not had and would not have, individually or in the aggregate, a Material Adverse Effect (without taking into account the effects of the Offer and the Merger), the Company and the Subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise).

     (d) The Company has heretofore furnished to Parent a complete and correct copy of any material amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder other than with respect to any such agreement, document or other instrument that has been heretofore terminated.

     SECTION 4.6. Absence of Certain Changes or Events. Except as expressly contemplated by this Agreement or as set forth in Schedule 4.6 hereto or in any SEC Report filed and publicly available prior to the date of this Agreement, since June 30, 1999, the business of the Company and the Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

     (a) any Material Adverse Effect;

     (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Material Adverse Effect;

     (c) any redemption or other acquisition of Shares by the Company or any of the Subsidiaries or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Company Common Stock, except for purchases heretofore made pursuant to the terms of the Company Employee Benefit Plans (as defined in Section 4.8(a));

     (d) any material change by the Company in accounting methods, principles or practices;

     (e) any material revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

     (f) any entry by the Company or any Subsidiary into any commitment or transaction material to the Company and the Subsidiaries taken as a whole, other than commitments or transactions entered into in the ordinary course of business consistent with past practice;

     (g) any increase in or amendment to (in the case of directors and executive officers of the Company) or any material increase in or material amendment to (in the case of other officers and Key Management Personnel) or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards, or the acceleration of vesting of any such options, rights or awards) stock purchase or other employee benefit plan or agreement or arrangement, or any other increase in the compensation payable or to become payable to any present or former directors, officers or Key Management Personnel of the Company or any Subsidiary, except for increases in base compensation and bonuses in the ordinary course of business consistent with past practice;

     (h) any entry by the Company or any Subsidiary into any employment, consulting, severance, termination or indemnification agreement or arrangement with any director, officer or key employee of the Company or any Subsidiary or any entry into any such material agreement with any other person; or

     (i) any agreement, in writing or otherwise, by the Company or any Subsidiary to take any of the actions described in this Section 4.6, except as expressly contemplated by this Agreement.

     SECTION 4.7. Litigation. Except as disclosed in the Company 1999 10-K or in
Schedule 4.7 hereto, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, before any Governmental Entity or arbitrator, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in the Company 1999 10-K or in
Schedule 4.7 hereto, neither the Company nor any of its Subsidiaries nor any of their property is subject to any material order, judgment, injunction or decree.

     SECTION 4.8. Employee Benefit Plans.

     (a) (i) Schedule 4.8 sets forth a list of all "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or executive compensation arrangements, perquisite programs or payroll practices, including, without limitation, any such arrangements or payroll practices providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options (including those held by directors, employees, and consultants), hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, that are maintained by the Company, any Subsidiary or any entity within the same "controlled group" as the Company or Subsidiary, within the meaning of Section 4001(a)(14) of ERISA (a "Company ERISA Affiliate") or to which the Company, any Subsidiary or Company ERISA Affiliate is obligated to contribute thereunder for current or former employees or directors of the Company, any Subsidiary or Company ERISA Affiliate (the "Company Employee Benefit Plans").

          (ii) Schedule 4.8(a)(ii) sets forth, with respect to each Option that is outstanding under the Option Plans as of January 31, 2000, the name of the holder of such Option, the number of shares of Company Common Stock subject to such Option, the exercise price per share of such Option and the date on which such Options vest or become exercisable (it being understood that Schedule 4.8(a)(ii) does not include information concerning the Warrants).

     (b) None of the Company Employee Benefit Plans is a "multiemployer plan", as defined in Section 4001(a)(3) of ERISA (the "Company Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has withdrawn in a complete or partial withdrawal from any Company Multiemployer Plan, nor has any of them incurred any liability due to the termination or reorganization of a Company Multiemployer Plan. The aggregate withdrawal liability from each of such Company Multiemployer Plan would not exceed $0.

     (c) None of the Company Employee Benefit Plans is a "single employer plan", as defined in Section 4001(a)(15) of ERISA, that is subject to Title IV of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension Benefit Guaranty Corporation or to a trustee appointed under Section 4042 of ERISA. Neither the Company, any Subsidiary nor any Company ERISA Affiliate has engaged in any transaction described in Section 4069 of ERISA. Except as set forth on Schedule 4.8 hereto, neither the Company nor any Subsidiary maintains, or is required, either currently or in the future, to provide life, health, medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985. The Company and each Subsidiary have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

     (d) Except as set forth in Schedule 4.8, each Company Employee Benefit Plan that is intended to qualify under Section 401 of Internal Revenue Code of 1986, as amended (the "Code"), and each trust maintained pursuant thereto, has been determined to be exempt from federal income taxation under Section 501 of the Code by the IRS, and, to the Company's knowledge, nothing material has occurred with respect to the operation of any such Company Employee Benefit Plan that is reasonably likely to cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code, or the assertion of material claims by participants (as that term is defined in section 3(7) of ERISA) other than routine benefit claims.

     (e) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Employee Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof.

     (f) There has been no material violation of ERISA or the Code with respect to the filing of applicable reports, documents and notices regarding the Company Employee Benefit Plans with the Secretary of Labor or the Secretary of the Treasury or the furnishing of required reports, documents or notices to the participants or beneficiaries of the Company Employee Benefit Plans.

     (g) None of the Company, the Subsidiaries, the officers or directors of the Company or any of the Subsidiaries or the Company Employee Benefits Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of the Subsidiaries or any officer or director of the Company or any of the Subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975 or to any material liability under Section 502(i) or (1) of ERISA.

     (h) The Company has no Company-owned life insurance policies currently in force.

     (i) True, correct and complete copies of the following documents, with respect to each of the Company Employee Benefit Plans, have been delivered or made available to Parent by the Company: (i) all Company Employee Benefit Plans and related trust documents, and amendments thereto; (ii) the most recent Forms 5500 (iii) summary plan descriptions; and (iv) any other documents, records or materials as may be reasonably requested by the Parent.

     (j) There are no pending actions, claims or lawsuits which have been asserted, instituted or, to the Company's knowledge, threatened, against the Company Employee Benefit Plans, the assets of any of the trusts in their capacity as such under such plans or the plan sponsor or the plan administrator, or against any fiduciary of the Company Employee Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

     (k) All Company Employee Benefit Plans subject to ERISA or the Code have been maintained and administered, in all material respects, in accordance with their terms and with all provisions of ERISA and the Code, respectively, (including rules and regulations thereunder) and other applicable federal and state laws and regulations.

     (l) Except as set forth and excepted in Schedule 4.8(l) and Sections 2.9,
6.10 and 6.11, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, "excess parachute payment" (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of the Company or any Subsidiary under any Company Employee Benefit Plan or otherwise;
(ii)
materially increase any benefits otherwise payable under any Company Employee Benefit Plan; (iii) result in any acceleration of the time of payment or vesting of any such benefits; (iv) limit or prohibit the ability to amend or terminate any Company Employee Benefit Plan; (v) require the funding of any trust or other funding vehicle; or (vi) renew or extend the term of any agreement in respect of compensation for an employee of the Company which would create any liability to the Company or Purchaser or their respective affiliates after consummation of the Offer.

     SECTION 4.9. Labor and Employment. (a) Except as disclosed in Schedule 4.9(a) of this Agreement, (i) there is no unfair labor practice charge pending or, to the Company's knowledge, threatened against the Company or any Subsidiary; (ii) there is no labor strike, slowdown, stoppage or other similar labor activity actually pending or, to the Company's knowledge, threatened against or involving the Company or any Subsidiary; (iii) no material labor grievance is pending or, to the Company's knowledge, threatened; (iv) to the Company's knowledge, for the 12 month period ending on the date of this Agreement, neither the Company nor any Subsidiary has been the subject of any union organizational campaign; (v) neither the Company nor any Subsidiary has any material labor negotiations in process with any labor union or other labor organization; (vi) neither the Company nor any Subsidiary is presently, nor has any of them in the past been a party to or bound by any collective bargaining agreement or union contract; and (vii) to the Company's knowledge, there are no efforts in process by labor unions to organize any employees who are not now represented by recognized collective bargaining agents; and (viii) neither the Company nor any Subsidiary has closed any plant or facility or implemented any early retirement, or window program within the past six (6) months, nor has the Company or any Subsidiary planned or announced any such action or program for the future.

     (b) Except as set forth in Schedule 4.9(b) of this Agreement, neither the Company nor any of its Subsidiaries is a party to any written, oral or implied contract or agreement with any current or former officer or director of the Company or any Subsidiary, or any independent contractor relating to the employment or service of any such person which to the Company's knowledge is reasonably likely to result in any material liability to or obligation of the Company after the Closing Date. The Company has delivered to Parent true and complete copies of all such contracts or agreements or detailed descriptions of individual agreements (or, in the case of any contract or agreement that is not in writing, a description of the terms and conditions of such contract or agreement), and the Company and its Subsidiaries have been in compliance in all material respects with the terms and conditions of all such written, oral and implied contracts and agreements.

     (c) Except as disclosed in Schedule 4.9(c), or except to the extent any undisclosed non-compliance would not result in any material liability to the Company after the Closing Date, the Company and its Subsidiaries have policies in place to address compliance in all material respects with all federal, state and local laws and regulations relating to employment and employment practices such as wages and hours and the payment and withholding of taxes, the Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, state and local human rights laws, the National Labor Relations Act, state labor laws, the Rehabilitation Act of 1974, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act of 1988 state worker's compensation laws, state disability laws, state unemployment laws, the Immigration Reform and Control Act of 1986, the Polygraph Protection Act of 1988, the Equal Pay Act, and the Americans with Disabilities Act, with respect to each current employee or director of the Company or any Subsidiary.

     (d) Except as disclosed in Schedule 4.9(d), or except to the extent any undisclosed non-compliance would not result in any material liability to the Company or any of its Subsidiaries after the Closing Date, there are no such claims, causes of action, charges, suits, complaints, administrative proceedings, government investigations or proceedings, arbitrations or other proceedings pending or to the Company's knowledge threatened against the Company or any of its affiliates relating to employment or employment practices with respect to any employee or former employee or director of the Company, and the Company has no notice of, nor has knowledge of any matter that could reasonably be the basis for any claim or assertion of liability against the Company or any of its affiliates relating to any federal, state or local law relating to employment or employment practices with respect to any such person.

     Section 4.10. Properties. Schedule 4.10(a) hereto lists all real property owned or leased by the Company or any of its Subsidiaries. Except as set forth on Schedule 4.10(b) hereto, each of the Company and its Subsidiaries has good, valid and, in the case of real property, marketable fee simple, title to all the material assets and properties that it owns and that are reflected on the Company's consolidated balance sheet as of June 30, 1999, or that were thereafter acquired (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business by them since such date), and such assets and properties are owned free and clear of all liens, claims and encumbrances, except for (a) liens for taxes and assessments not yet due and payable or for taxes the validity of which is being contested in good faith, (b) liens, claims and encumbrances to secure indebtedness reflected on the Company's consolidated balance sheet as of June 30, 1999, or indebtedness (including purchase money indebtedness) incurred in the ordinary course of business and consistent with past practice after the date thereof, (c) mechanic's, materialmen's, and other liens, claims and encumbrances that have arisen in the ordinary course of business and
(d) imperfections of title and liens, claims and encumbrances the existence of which do not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.10(c), neither the Company nor any of the Subsidiaries is, nor to the knowledge of the Company is any other party, in material breach of any lease agreement to which the Company or any Subsidiary is a party (the "Company Leases"). The execution and delivery of this Agreement and the performance of the Company's obligations under this Agreement and the consummation of the transactions contemplated hereby will not (i) constitute a breach by the Company or any Subsidiary under any Company Leases (ii) give rise to any right of any third party to terminate any Company Lease, or (iii) cause a loss or impairment of rights under any Company Lease, except for any such breaches, terminations, losses or impairments as would not, individually or in the aggregate, have a Material Adverse Effect. All the material buildings, structures, equipment and other tangible assets of the Company and its Subsidiaries (whether owned or leased) are in normal operating condition (normal wear and tear excepted) and are fit for use in the ordinary course of business of the Company. Notwithstanding anything to the contrary, no representations or warranties set forth in this Section 4.10 shall apply to any personal property of the Company or any Subsidiary that is surplus to the operating needs of the business of the Company or any Subsidiary as presently conducted.

     SECTION 4.11. Intellectual Property.

     (a) Except as set forth on Schedule 4.11, the Company and its Subsidiaries have good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all patents, trademarks and service marks (registered or unregistered), trade names, domain names, computer software and copyrights, and applications and registrations therefor (collectively, "Intellectual Property"), owned or licensed by the Company or any Subsidiary or utilized by the Company or any Subsidiary in the conduct of its and their businesses and good title to or, with respect to items not owned by the Company or its Subsidiaries, sufficient rights to use all material inventions, processes, designs, formulae, trade secrets and know-how utilized in the conduct of the businesses of the Company and its Subsidiaries, as presently conducted (all of the foregoing items, including the items of Intellectual Property, collectively referred to as the "Company Intellectual Property"). The Company has no knowledge of any infringement by others of Intellectual Property owned by the Company or any Subsidiary nor the misappropriation of any trade secrets owned by the Company or any Subsidiary, except where such infringement or misappropriation would not, individually or in the aggregate, have a Material Adverse Effect. To the Company's knowledge, the conduct of the businesses of the Company and the Subsidiaries does not infringe on any Intellectual Property rights of others nor does it involve the misappropriation of any trade secrets of others, except where such infringement or misappropriation would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Except as set forth on Schedule 4.11 and except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each item of Company Intellectual Property: (i) if the Company or any Subsidiary has held itself out as the owner thereof or otherwise developed or caused the development of the item, the Company or its Subsidiaries exclusively possess all rights, title and interest in and to the item; and (ii) no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or assertion is pending or, to the knowledge of the Company, is threatened that challenges the legality, validity, enforceability, use or ownership of the item or that concerns the infringement of the item.

     (c) The Company and each Subsidiary have taken reasonable steps to protect the Company's and each Subsidiary's rights in all inventions, processes, designs, formulae, know-how, trade secrets and other confidential information of the Company and each Subsidiary, and have taken reasonable steps to enforce rights in Intellectual Property owned by the Company or any Subsidiary against known infringement by third parties. The Company and each Subsidiary have taken reasonable steps, including all steps that the Company or any Subsidiary may be contractually obligated to undertake, to protect confidential information or trade secrets provided by another Person to the Company or any Subsidiary.

     (d) Except as set forth on Schedule 4.11, neither this Agreement nor the assignment to Parent or the Surviving Corporation, by operation of law or otherwise, of title to or the rights to use any or all of the Company Intellectual Property will to the Company's knowledge after the Effective Time
(a) cause or result in an infringement or misappropriation of any Intellectual Property right of any Person; (b) prevent the Surviving Corporation or its assignee (provided that such assignee has the necessary national security clearance and is allowed access to and use of such Company Intellectual Property by the U.S. Government) from using the Company Intellectual Property in substantially the same manner as it is used by the Company and each Subsidiary prior to the Effective Time (other than by virtue of agreements, relationships or the status of Parent and its affiliates); or (c) subject Parent or the Surviving Corporation to any obligation to pay royalties or other amounts to any third party in excess of those payable by the Company or any Subsidiary, respectively, prior to the Effective Time.

     SECTION 4.12. Insurance. Schedule 4.12 sets forth a true and complete list of all insurance policies carried by, or covering the Company and the Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage and the deductible. True and complete copies of each such policy have previously been provided to Parent. All such policies are in full force and effect, and no notice of cancellation has been received by the Company with respect to any such policy. All premiums due on such policies have been paid in a timely manner, and the Company and the Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and customary for the industry in which the Company and the Subsidiaries operate.

     SECTION 4.13. Environmental Matters.

     (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means any pollutant or contaminant or any hazardous or toxic substance, waste, chemical, or material, including as those terms are defined in any Environmental Law, and including without limitation (A) petroleum and petroleum products including crude oil and any fractions thereof; (B) natural gas, synthetic gas, and mixtures thereof; (C) radon; (D) asbestos and asbestos-containing materials; (ii) "Environmental Law" means any Law relating to regulation of pollution or the protection of human health or the environment, including without limitation the following federal statutes and their state counterparts, as each may be amended from time to time, and any regulations promulgated thereunder: the Atomic Energy Act, the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, and the Safe Drinking Water Act.

     (b) Except as set forth on Schedule 4.13 hereto: (i) neither the Company nor any Subsidiary is in material violation or has in the last three (3) years been in material violation of any Environmental Law; (ii) none of the properties currently owned or leased by the Company or any Subsidiary is contaminated with any Hazardous Substance to an extent that may require cleanup or other remediation or give rise to any material liability under any Environmental Law;
(iii) none of the properties formerly owned or leased by the Company or by any current or former Subsidiary is contaminated with any Hazardous Substance to an extent that may require cleanup or other remediation or give rise to any material liability under any Environmental Law; (iv) no operations of the Company or of any present or former Subsidiary have given rise to any off-site contamination that may require cleanup or other remediation or give rise to any material liability under any Environmental Law; (v) the material Company and each Subsidiary has all material permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (vi) the Company and each Subsidiary is in material compliance with its Environmental Permits; and
(vii) there are no pending or, to the Company's knowledge, threatened claims against the Company or any Subsidiary relating to any Environmental Law or Hazardous Substance.

     SECTION 4.14. Government Contracts.

     (a) Except as disclosed in Schedule 4.14, with respect to Government Contracts, or teaming agreements or arrangements in respect of Government Contracts, held by the Company or any Subsidiary or any joint venture in which the Company participates as a venturer, there is no (i) material civil, criminal or other investigation of which the Company has knowledge by any Governmental Entity, (ii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any Subsidiary or, to the Company's knowledge, any basis therefor, (iii) as of the date hereof, request for a contract price adjustment based on a claimed disallowance by Defense Contract Audit Agency or any other Governmental Entity or claim of defective pricing or mischarging of any kind,
(iv) as of the date hereof, claim or request for equitable adjustment or other demand by the Company or any Subsidiary against the U.S. Government or any third party or, to the Company's knowledge, any basis therefor, (v) written notice challenging, questioning or disallowing any cost(s) or, to the Company's knowledge, any basis therefor, (vi) as of the date hereof, notice of contract termination or absence or reduction in funding; or (vii) material cure notice or show cause notice or any material claim or demand by any Person relating to or arising under a Government Contract or, to the Company's knowledge, any basis therefor.

     (b) For the purposes of this Agreement, with respect to any party, "Government Contract" means any prime contract, subcontract, option, basic ordering agreement, forward pricing rate agreement, letter contract, purchase order, delivery order, change order, task order, Bid or other arrangement of any kind between such party or any of its subsidiaries and (i) the U.S. Government (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of the U.S. Government or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or
(ii) above. For the purposes of this Agreement, with respect to any party, "Bid" means any quotation, bid or proposal made by such party or any of its subsidiaries that if accepted or awarded would lead to a Contract with the U.S. Government or any other person for the design, manufacture and sale of products or the provision of services.

     SECTION 4.15. Licenses and Permits; Compliance with Laws. Except as set forth on Schedule 4.15, the Company and the Subsidiaries hold, and at all applicable times hereunder held, all material permits, licenses, variances, exemptions, franchises, authorizations and approvals from all Governmental

Entities that are required for the operation of the businesses of the Company and the Subsidiaries as presently conducted and the ownership, operation, lease and holding by the Company and the Subsidiaries of their respective properties and assets (the "Company Permits"). No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. Except where individually or in the aggregate the existence of a conflict with, a violation of, or a default under would not have a Material Adverse Effect, none of the Company or any Subsidiary is in conflict with, or in default under or violation of and the Company and the Subsidiaries have not received any notices of violations with respect to, (i) any federal, state, local or foreign statutes, laws, ordinances, rules, regulations, judgments, decrees, orders, concessions, grants, franchises, permits, licenses and other governmental authorizations and approvals ("Laws") applicable to the Company or any Subsidiary or by which any asset of the Company or any Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or its or any of their respective properties are bound or affected or (iii) any Company Permits.

     SECTION 4.16. Material Contracts.

     (a) Except for any contract filed as an exhibit to any SEC Report or as set forth on Schedule 4.16(a) hereto (collectively, the "Company Material Contracts") and except for classified contracts, neither the Company nor any of the Subsidiaries is a party to or bound by:

          (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

          (ii) any contract or agreement for the purchase of materials or personal property from any supplier or for the furnishing of services to the Company or any Subsidiary that requires future aggregate payments by the Company or any of the Subsidiaries of $150,000 or more;

          (iii) any U.S. Government prime contract (including teaming agreements in respect thereof), U.S. Government subcontract (other than any subcontract requiring future aggregate payments of less than $100,000) or any commercial contract for the sale of the Company's services or licensed software;

          (iv) (A) any contract, agreement or instrument relating to or evidencing purchase money indebtedness in excess of $100,000 or indebtedness for borrowed money of the

     Company or any Subsidiary, (B) any guarantee or assumption of an obligation for purchase money indebtedness in excess of $100,000 or borrowed money or other obligations of reimbursement of any maker of a letter of credit or any guaranty of minimum equity or capital or make-whole or similar agreement or (C) extension of credit by the Company or any Subsidiary in excess of $100,000 or loan by the Company or any Subsidiary;

          (v) except for teaming and other agreements entered into in the ordinary course of business, any non-competition agreement or any other agreement or obligation which purports to limit in any respect the manner in which, or the localities in which, the business of the Company or the Subsidiaries may be conducted;

          (vi) any partnership, joint venture, strategic alliance or cooperation agreement (or any agreement similar to any of the foregoing);

          (vii) any voting or other agreement governing how any Shares shall be voted;

          (viii) any contract or other agreement which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement;

          (ix) any licenses, whether as licensor or licensee, of Intellectual Property other than commercial-off-the-shelf software licenses; or

          (x) any brokerage or finders fee agreements other than agreements for normal brokerage commissions or finders fees payable in the ordinary course of business.

     (b) Except as set forth on Schedule 4.16(b) hereto, each Company Material Contract is valid and binding on the Company (or, to the extent a Subsidiary is a party, such Subsidiary) and, to the Company's knowledge, each other party thereto, and each is in full force and effect, and the Company and each Subsidiary and, to the Company's knowledge, each other party thereto have performed all obligations required to be performed by them to date under each Company Material Contract, except where such noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary knows of, or has given or received notice of, any violation or default under (nor, to the knowledge of the Company, has there occurred any event or does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract, except where any such violations or defaults, individually or in the aggregate, would not have a Material Adverse Effect.

     (c) Except as disclosed in the Company's proxy statement for the 1999 annual meeting of stockholders or in Schedule 4.16 or as expressly provided for in this Agreement, neither the Company nor any of the Subsidiaries is a party to any oral or written (i) employment or consulting or similar agreement that (A) cannot be terminated on eight weeks' or less notice without any material additional expense other than the payment of accrued compensation and/or expenses or (B) requires payments of compensation to any one Person in excess of $125,000 (exclusive of bonuses, to the extent such bonuses do not exceed 50% of such Person's other compensation) per year or aggregate payments of compensation to any one Person in excess of $200,000 or (ii) agreement or arrangement, with any director, officer or other key employee of the Company or any Subsidiary the benefits of which are contingent or vest or accelerate, or the terms of which are altered, upon the occurrence of a transaction of the nature contemplated by this Agreement.

     SECTION 4.17. Taxes.

     (a) Except as set forth in Schedule 4.17, all material Tax Returns (as defined below) by or on behalf of the Company or any Subsidiary or any affiliated, combined or unitary group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate taxing authorities. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due thereon have been paid, and the most recent financial statements contained in the SEC Reports provide an adequate accrual for the payment of Taxes for the periods covered by such reports.

     (b) Except as set forth in Schedule 4.17, neither the Company nor any Subsidiary has requested any extension of time within which to file any Tax Return in respect of any taxable year, which Tax Return has not since been filed.

     (c) Except as set forth in Schedule 4.17, there are no outstanding waivers or comparable consents that have been given by the Company or any Subsidiary or with respect to any Tax Return of the Company or any Subsidiary regarding the application of any statute of limitations with respect to any Taxes or Tax Returns of the Company or any such Subsidiary.

     (d) Except as set forth in Schedule 4.17, no United States federal, state, local or foreign audits, investigations, other administrative proceedings or court proceedings are presently pending against the Company or any Subsidiary that could materially affect the liability for Taxes of the Company or any Subsidiary or against the Company or any Subsidiary with regard to any Taxes or Tax Returns of the Company or any Subsidiary and no notification has been received by the Company or any Subsidiary that such an audit, investigation or other proceeding is pending or threatened. No issue has been raised by a Tax authority in any audit of the Company or any Subsidiary that if raised with respect to any other period not so audited could be expected to result in a proposed deficiency for any period not so audited. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

     (e) No deficiency or adjustment for any Taxes has been threatened, proposed, assessed or asserted against the Company or any Subsidiary. Except as set forth in Schedule 4.17, there are no encumbrances for Taxes upon the assets or properties of the Company or any Subsidiary except for statutory encumbrances for Taxes not yet due for which adequate reserves have been established in accordance with generally accepted accounting principles.

     (f) Neither the Company nor any Subsidiary is a party to, or is bound by, any Tax sharing, Tax indemnity, cost sharing, or similar agreement, policy or practice relating to Taxes. Except as set forth in Schedule 4.17, no closing agreement pursuant to section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or on behalf of the Company or any Subsidiary.

     (g) The Company has made available to Parent true and complete copies of all federal, state, local and foreign income Tax Returns, and state and local property and sales Tax Returns and any other Tax Returns filed by the Company or any Subsidiary for any of the taxable periods that remains open, as of the date hereof, for examination or assessment of Tax.

     (h) Except as disclosed on Schedule 4.17, neither the Company nor any
Subsidiary: (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or (ii) has any liability for the Taxes of any person (other than the Company and its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

     (i) Neither the Company nor any of its Subsidiaries has filed a consent under Section 341(f) of the Code.

     (j) The net operating loss carryforwards ("NOLs") of the Company and its Subsidiaries as of June 30, 1999 equal the amount of the NOLs set forth in Notes to Consolidated Financial Statements contained in the Company 1999 10-K and, except for limitations that may apply by reason of the Merger or related transactions contemplated by this Agreement, such NOLs are not subject to limitation under Section 382 of the Code, Section 1.1502-15 or -21 of the Treasury Regulations or otherwise.

     (k) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, severance, stamp, occupation, real and personal property, social security, estimated, recording, gift, value assessed, windfall profits or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, whether computed on a separate, consolidated, unitary, combined or other basis, together with any interest, fines, penalties, additions to tax or other additional amounts imposed by any taxing authority (domestic or foreign). For purposes of this Agreement, "Tax Return" shall mean any return, declaration, report, estimate, information or other document (including any documents, statements or schedules attached thereto) required to be filed with any federal, state, local or foreign tax authority with respect to Taxes.

     SECTION 4.18. Offer Documents; Proxy Statement. The Schedule 14D-9, when filed with the SEC and first published, sent or given to stockholders of the Company, will comply in all material respects with the Exchange Act and the rules and regulations thereunder. Neither the Schedule 14D-9 nor any of the information provided by or on behalf of the Company specifically for inclusion in the Schedule TO or the Offer Documents will, at the respective times the
Schedule 14D-9, the Schedule TO and the Offer Documents or any amendments or supplements thereto are filed with the SEC or first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No representation is made by the Company with respect to written information supplied by Parent or Purchaser specifically for inclusion in the Schedule 14D-9. Any proxy statement to be sent to the stockholders of the Company in connection with a meeting of the Company's stockholders to consider the Merger (the "Company Stockholders' Meeting") or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, is herein referred to as the "Proxy Statement"), will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to Parent Information. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     SECTION 4.19. Brokers. No broker, finder or investment banker (other than the Company Financial Advisor) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and complete copies of all agreements and other arrangements between the Company and the Company Financial Advisor.

     SECTION 4.20. Takeover Statutes. The Board of Directors has approved the Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Offer, the Merger, this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) or restrictive provision of any applicable anti-takeover provision in the Company's Certificate of Incorporation (including
Article 9 thereof) or By-Laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company's Certificate of Incorporation or By-Laws applies to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

     SECTION 4.21. Rights Plan. All rights ("Rights") to acquire Company Common Stock, other securities or other consideration in lieu thereof issued under the Amended and Restated Rights Agreement dated December 13, 1999 between the Company and The American Stock Transfer & Trust Company (the "Rights Agreement") expired immediately prior to the execution and delivery of this Agreement and the Stockholders Agreements, and no holder of Rights has any right thereunder to acquire shares of Company Common Stock or any other securities or any other consideration in lieu thereof.


                                   Article V.

                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1. Conduct of Business by the Company Pending the Closing. From the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement (including as specified on the Schedules hereto), the Company shall, and shall cause each of the Subsidiaries, to (i) (other than inactive Subsidiaries) carry on its respective businesses in the ordinary course consistent with past practice, (ii) use reasonable efforts to preserve intact its current business organizations and keep available the services of its current officers and employees, (iii) use all reasonable efforts to preserve its relationships with principal customers, suppliers and other Persons with which it has business dealings, (iv) comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business and (v) maintain in full force and effect all the Company Permits necessary for such business. By way of amplification and not limitation of the foregoing, the Company shall not, and it shall cause the Subsidiaries not to, between the date of this Agreement and the Effective Time, except as permitted by this Agreement (including as specified on the Schedules hereto), directly or indirectly, do, or commit to do, any of the following without the prior written consent of Parent:

     (a) Amend or otherwise change its certificate of incorporation or bylaws or the equivalent organizational documents;

     (b) Issue, grant, deliver, sell, pledge, dispose of or encumber any shares of capital stock of any class, any Company Voting Debt or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any Company Voting Debt or any other ownership interest (including but not limited to stock appreciation rights, phantom stock or stock-based performance units) of the Company or any Subsidiary (except for the issuance of shares of Company Common Stock required to be issued pursuant to the terms of the Warrants or Options outstanding as of the date hereof;

     (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than dividends or distributions by any wholly owned Subsidiary of the Company to its parent);

     (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or any Subsidiary or any securities convertible into or exercisable for any such shares of its capital stock or securities, other than pursuant to Options and Stock Plans in accordance with their terms as in effect on the date hereof;

     (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, or any assets that are material, individually or in the aggregate, to the Company and the Subsidiaries, taken as a whole; (ii) incur any indebtedness for borrowed money (including by issuance of debt securities) other than borrowings in the ordinary course of business under the Company's existing credit facility or issue any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary, or assume, guarantee or endorse (other than for collection or deposit in the ordinary course of business), or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances or make any capital contributions to, or investments in, any other Person; (iii) enter into any material contract or agreement other than in the ordinary course of business; or (iv) (A) authorize or make capital expenditures in excess of $1,600,000 in the aggregate for the license of or in connection with Lawson Associates, Inc. enterprise management software, (B) for the period commencing on the date hereof and ending on March 31, 2000, authorize or make capital expenditures (other than as set forth in clause (A) above) in excess of $75,000 individually or $500,000 in the aggregate and (C) for the period commencing on April 1, 2000 and ending on June 30, 2000, authorize or make capital expenditures (other than as set forth in clause (A) above) in excess of $75,000 individually or, when taken together with all capital expenditures authorized or made pursuant to subclause (B) above, $1,200,000 in the aggregate.

     (f) (i) Increase the compensation or fringe benefits of any of its directors, officers or employees, except as required by contractual obligations existing as of the date hereof and except for increases in salary or wages in connection with a promotion or change in position granted in the ordinary course to employees of the Company or a Subsidiary who are not one of the Key Management Personnel, in the ordinary course of business in accordance with past practice, (ii) grant any increase in severance or termination pay not currently required to be paid under existing severance plans or contracts to any director, officer or other employee of the Company or any Subsidiary, including without limitation any increase as a result of promotion, (iii) enter into any employment, consulting or severance agreement or arrangement, including any arrangement to provide post-retirement medical or life insurance benefits, with any present or former director, officer or other employee of the Company or any Subsidiary or (iv) except as set forth on Schedule 5.2(f) hereto and except as is required by law, establish, adopt, enter into or amend or terminate, or take any action to accelerate any rights or benefits under, or make any material determination not in the ordinary course of business consistent with past practice under, any collective bargaining agreement, Company Employee Benefit Plan or employee benefit arrangement that would have been Company Employee Benefit Plans if they were in effect as of the date hereof, including, but not limited to, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

     (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting methods, practices or principles used by it;

     (h) Except as may be required to comply with a change in law, make any material tax election, make or change any method of accounting with respect to Taxes, file any amended Tax Returns that may have a material adverse effect on the tax position of the Company or any Subsidiary or settle or compromise any material federal, state, local or foreign Tax liability or refund;

     (i) Except for the settlement of any suit, action or claim disclosed on
Schedule 5.1(i) hereto, settle or compromise any pending suit, action, audit or claim (A) against the Company or any Subsidiary by any Governmental Entity, including, but not limited to, DCAA, or (B) which is material to the Company and the Subsidiaries, taken as a whole, or which relates to the transactions contemplated hereby;

     (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger);

     (k) (i) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (A) in the ordinary course of business and consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the most recent consolidated financial statements of the Company included in the SEC Reports filed prior to the date of this Agreement or (B) of liabilities incurred in the ordinary course of business and consistent with past practice, (ii) cancel any material indebtedness (individually or in the aggregate) or waive any claims (except in connection with the settlement of any suit, action or claim disclosed on
Schedule 5.1(i) hereto) or rights of substantial value or (iii) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary is a party;

     (l) Sell, lease (as lessor), license or otherwise dispose of or subject to any lien or encumbrance any properties or assets, except sales of excess or obsolete assets or real property in the ordinary course consistent with past practice;

     (m) (i) Except for teaming agreements entered into in the ordinary course of business, enter into any "non-compete" or similar agreement or (ii) knowingly execute any new Information Technology (IT) design or study contract, excluding acceptance of individual Task Orders or Delivery Orders under existing contracts, that creates an actual organizational conflict of interest (under Federal Acquisition Regulation Subpart 9.5) with an existing unclassified contract of Parent; provided, however, that in order to protect the U.S. Government interest against the creation of an actual conflict of interest in the execution of new contracts, designated representatives of the Company and Parent will meet or communicate weekly or as otherwise required, and to the extent permitted by applicable laws and regulation, to take reasonable actions to avoid such conflicts; or

     (n) Take, or propose to take, or agree to take in writing or otherwise, any of the actions described in Sections 5.1(a) through 5.1(m) or any action which would result in any of the conditions set forth in Annex I not being satisfied.

     SECTION 5.2. No Solicitation.

     (a) Except as set forth in this Section 5.2, neither the Company nor any of its affiliates controlled by it shall (and each shall use its best efforts to cause its respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants (collectively, "Agents"), not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person (other than Parent, any of its affiliates or Agents) concerning any proposal or offer (in each case, whether or not in writing and whether or not delivered to the stockholders of the Company generally) to acquire in any manner, directly or indirectly, all or a substantial part of the assets or business and properties of the Company or any of its Subsidiaries or any capital stock of or other equity interest in the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company, other than pursuant to the transactions contemplated by this Agreement (collectively, an "Acquisition Proposal"). Except as provided in this Section 5.2, the Company shall not have any activities, discussions or negotiations with any Person with respect to any of the foregoing. A "Superior Proposal" is an Acquisition Proposal that involves payment of consideration to the Company's stockholders that is financially superior to that payable in the Offer and the Merger. The Company, its affiliates and their respective Agents shall immediately cease any existing discussions or negotiations, if any, with any Persons conducted heretofore with respect to any Acquisition Proposal.

     (b) Prior to the Share Purchase Date, the Company may furnish information concerning its business, properties or assets to any Person in response to a request for such information made after the date of this Agreement which was not encouraged, solicited or initiated, directly or indirectly, by the Company or any of its affiliates or their respective Agents after the date of this Agreement, and may participate in discussions and negotiations with such Person concerning an Acquisition Proposal, in each case if and only to the extent that
(x) such Person has submitted a written Acquisition Proposal to the Board of Directors relating to such transaction, (y) the Board of Directors determines in good faith (i) after consulting with its independent financial advisors, (A) that such Person is reasonably capable of consummating such Acquisition Proposal, taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal and
(B) such Acquisition Proposal is reasonably likely to be a Superior Proposal and
(ii) after
receipt of advice from outside legal counsel to the Company, that failure to take such action would be inconsistent with its fiduciary duties under applicable law, and (z) such Person has signed a confidentiality agreement substantially identical to the Confidentiality Agreement. The Company will promptly provide to Parent any written material information regarding the Company provided to such Person which was not previously provided or otherwise made available to Parent.

     (c) The Company will promptly following receipt of an Acquisition Proposal (and in any event not later than 24 hours after receipt thereof) notify Parent of the receipt of the Acquisition Proposal and shall in such notice indicate in reasonable detail the identity of the offeror and the material terms and conditions of any proposal and shall keep Parent promptly advised of the status and material terms of any such inquiry, offer or proposal.

     (d) The Board of Directors may withdraw or modify its approval or recommendation of the Offer and/or the Merger, provided (i) the Board of Directors determines in good faith, after receipt of advice from outside legal counsel to the Company, that the failure to do so would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law, and (ii) the Company notifies Parent of any such withdrawal or modification prior to its release to the public.

     (e) Nothing contained in this Section 5.2 or any other provision hereof shall prohibit the Company or the Board of Directors from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors, after receiving advice from outside counsel, is required under applicable law, provided that the Board of Directors may not, except as permitted by Section 5.2(d), withdraw or modify its approval or recommendation of the Offer or the Merger.

     (f) Nothing contained in this Section 5.2 shall prohibit Purchaser from purchasing Shares pursuant to the Offer or consummating the Merger.


                                   Article VI.

                              ADDITIONAL AGREEMENTS

     SECTION 6.1. Proxy Statement. As promptly as practicable after the consummation of the Offer and if required by the Exchange Act, the Company shall prepare and file with the SEC, and shall use all reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, the

Proxy Statement. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve this Agreement and the Merger.

     SECTION 6.2. Meeting of Stockholders of the Company. Following the consummation of the Offer, the Company shall promptly take all action necessary in accordance with the DGCL and its Certificate of Incorporation and By-Laws to convene the Company Stockholders' Meeting, if such meeting is required. The stockholder vote required for approval of the Merger will be no greater than that set forth in the DGCL. The Company shall use its reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote of stockholders required by the DGCL to effect the Merger. Notwithstanding the foregoing, if Purchaser or any other subsidiary of Parent shall acquire at least 90 percent of the outstanding Shares, and provided that the conditions set forth in Article VII shall have been satisfied or waived, the Company shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without the approval of the stockholders of the Company, in accordance with Section 253 of the DGCL.

     SECTION 6.3. Compliance with Law. Each of the Company, Parent and Purchaser will comply in all material respects with all applicable laws and with all applicable rules and regulations of any Governmental Entity in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

     SECTION 6.4. Notification of Certain Matters. The Company shall give prompt notice to Parent (A) of the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Annex I to be unsatisfied in any material respect at any time from the date hereof to the date Parent purchases Shares pursuant to the Offer or (iii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects; and (B) any failure by the Company to comply with in all material respects any of its covenants or agreements hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to Parent hereunder. The Company shall give prompt notice to Parent of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     SECTION 6.5. Access to Information. Except as may be prohibited by applicable law, from the date hereof to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and agents to, afford the Agents of Parent and Purchaser reasonable access at all reasonable times to their respective Agents, properties, offices and other facilities and to all books, records and contracts, and shall promptly furnish Parent and Purchaser with (a) all financial, operating and other data and information as Parent or Purchaser, through its Agents, may reasonably request and (b) a copy of each report, schedule and other document filed or received by the Company or any of the Subsidiaries during such period pursuant to the requirements of applicable securities or federal Tax laws.

     SECTION 6.6. Public Announcements. So long as this Agreement is in effect, Parent and the Company shall consult with each other before issuing, and provide each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Offer or the Merger and shall not issue, or permit their affiliates to issue, any such press release or make any such public statement prior to such consultation, except as may be required by law or in accordance with any listing agreement with any securities exchange on which such party's securities are listed.

     SECTION 6.7. Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all reasonable best efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in responding to inquiries from, and making presentations to, regulatory authorities and customers, (ii) defending against and responding to any action, suit, proceeding, or investigation, whether judicial or administrative, challenging or relating to this Agreement or the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered, by any court or other Governmental Entity vacated or reversed
(iii) cooperating in the preparation and filing of the Offer Documents, the
Schedule 14D-9 and the Proxy Statement and (iv) promptly making all regulatory filings and applications, including without limitation any required filings under the HSR Act, and any amendments thereto as are necessary for the consummation of the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, in connection with any filing or submission or other action required to be made or taken by any party to effect the Merger and all other transactions contemplated hereby, the Company shall not, without the prior written consent of Parent, commit to any divestiture transaction, and Parent shall not be required to divest or hold separate or otherwise take or commence to take any action that, in the reasonable discretion of Parent, limits its freedom of action with respect to, or its ability to retain, the Company or any of the Company's affiliates or any material portion of the Company's assets or businesses.

     SECTION 6.8. Agreement to Defend and Indemnify.

     (a) It is understood and agreed that, subject to the limitations on indemnification contained in the DGCL, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, and Parent shall, for such six-year period, but only to the extent the Company or the Surviving Corporation would be required or permitted under applicable law, indemnify and hold harmless, each director and officer of the Company (collectively, the "Indemnified Parties") from and against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to matters relating to their duties or actions in their capacity as officers and directors in connection with any of the transactions contemplated hereby and existing at the Effective Time, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Offer or the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising prior to or after the Effective Time), (i) the Company or the Surviving Corporation shall advance the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received (provided the person to whom such expenses are advanced provides a customary undertaking complying with applicable law to repay such advances if it is ultimately determined that such person is not entitled to indemnification), and (ii) the Company, Parent (but only after the consummation of the Offer) and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that none of the Company, Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent; and provided further that none of the Company, Parent nor the Surviving Corporation shall be obliged pursuant to this Section 6.8 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. For six years after the Effective Time, Parent shall cause to be maintained or obtained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered by the Company's officers and directors liability insurance policy with respect to matters or events occurring prior to the Effective Time on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts to the extent available; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium paid by the Company for such insurance as of the date of this Agreement (which amounts under current policies are set forth on Schedule 6.8), then Parent shall be required to provide the maximum coverage that will then be available at an annual premium equal to 150% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect, without amendment, repeal or modification in any manner that would adversely affect the rights of the persons entitled to the protections and privileges thereof, the indemnification provisions provided on the date hereof by the Company By-Laws for a period of not less than six years following the Effective Time. This Section 6.8 shall survive the consummation of the Merger or any termination of this Agreement pursuant to Section 8.1 hereof. Notwithstanding anything in this Section 6.8 to the contrary, neither the Company nor the Surviving Corporation shall have any obligation under this
Section 6.8 to indemnify any Indemnified Party against any cost, expense, judgment, fine, loss, claim, damage, liability or settlement amount found to have resulted solely from such Indemnified Person's own gross negligence or willful misconduct. Notwithstanding Section 9.8 hereof, this Section 6.8 is intended to be for the benefit of and to grant third-party rights to Indemnified Parties whether or not parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 6.8.

     (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.8.

     SECTION 6.9. Takeover Statutes. If any state takeover statute or other similar statute or regulation becomes or is deemed to become applicable to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, the Company shall promptly take all action necessary to render such statute or regulation inapplicable to all of the foregoing.

     SECTION 6.10. Employment Matters. The Company will, and will cause its Subsidiaries to, and from and after the Effective Time the Surviving Corporation will, honor, in accordance with their terms all existing employment and severance agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries specified in Schedule 6.10 hereto, including the obligation of the Company to make any payment to any officer, director or employee on a date that is prior to the Effective Time pursuant to the terms of any such employment agreement or severance agreement. Notwithstanding anything contained herein to the contrary, no such payments shall be made pursuant to the terms of the agreements with the employees listed on Schedule 4.8(l) hereto without the prior consent of Parent, which consent shall not be unreasonably withheld.

     SECTION 6.11. Company Employee Benefit Plans. (a) For the period commencing at the consummation of the Offer until the first anniversary thereof, the Company or the Surviving Corporation, as applicable, shall provide medical, dental, vision care, life and disability insurance, severance, vacation and "section 125" benefits for the employees of the Company and any Subsidiary as of the consummation of the Offer (the "Employees") and their eligible dependents that are substantially similar in the aggregate to those provided as of the date of this Agreement under the Company Employee Benefit Plans listed on Schedule
6.11 hereto. Subject to the eligibility requirements thereof, as soon as reasonably practicable following the Effective Time the Employees will become eligible to participate in the Parent Employee Stock Purchase Plan and an Employee's service with the Company and any Subsidiary prior to the Effective Time will be recognized for purposes of determining eligibility to participate in such plan.

     (b) For the period commencing at the consummation of the Offer until the first anniversary thereof, the Company or the Surviving Corporation, as applicable, shall provide benefits to the Employees under a defined contribution plan with a cash-or-deferred arrangement providing benefits to the Employees, including Company contributions, which are comparable to the benefits provided to the Employees under the GRC International, Inc. Employees' Deferred Income Plan as of the date of this Agreement (the "401(k) Plan"); provided that nothing herein shall require the Company or the Surviving Corporation to provide or permit investment in the securities of Parent or to continue to make available the specific investment options currently available under the 401(k) Plan, including without limitation any investment in Company Common Stock.

     (c) In the event the Company or any Subsidiary becomes a participating company in the employee benefit plans of Parent, or an Employee otherwise becomes employed by a company that participates in the employee benefit plans of Parent (a "Participating Company"), Parent shall recognize, or shall cause the Participating Company to recognize, each Employee's service with or recognized by the Company and any Subsidiary as follows:

          (i) service prior to the Effective Time shall be recognized for purposes of determining eligibility to participate in the defined contribution plan and health and welfare plans then made available to the Employees generally, and for eligibility to receive matching contributions and vesting in matching contributions under any such defined contribution plan, but not for purposes of determining levels or amounts of benefits under any of Parent's disability or severance plans, or for vesting or benefit accruals under any of Parent's defined benefit plans, or for eligibility for post-employment medical, dental, life insurance or toll discount plans or programs;

          (ii) service after the Effective Time but prior to the date on which an Employee becomes employed by a Participating Company shall be recognized for purposes of determining levels or amounts of benefits under Parent's disability or severance plans in which such employee is then eligible to participate, and for vesting under Parent's defined benefit pension plan in which such employee is then eligible to participate, but not for purposes of benefit accruals under any defined benefit pension plan and not for eligibility for post-employment medical, dental, life insurance or toll discount plans or programs; and

          (iii) service after the date on which an Employee becomes employed by a Participating Company shall be recognized for all purposes under the employee benefit plans of Parent in which such employee is then eligible to participate.

     (d) Nothing contained in this Agreement shall be interpreted as (i) preventing the Company, Parent or the Surviving Corporation from amending, modifying or terminating any Company Employee Benefit Plan or other related contract, arrangement, commitment or understanding in accordance with their terms and applicable law or (ii) interfering with the Company's or the Surviving Corporation's right or obligation to make such changes as are necessary to comply with applicable law.

     (e) From and after the date hereof, all communications relating to the Company Employee Benefit Plans, including, without limitation, the Stock Plans, shall be subject to Parent's comment and approval prior to distribution, which shall not be unreasonably withheld or delayed, and the Company shall cooperate with and assist Parent in providing necessary or desirable communications to the employees and directors of the Company regarding the transactions contemplated hereby.


                                  ARTICLE VII.

                              CONDITIONS OF MERGER

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

     (a) Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, Shares pursuant to the Offer;

     (b) The Merger and this Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company, if required by the DGCL; and

     (c) No statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.


                                  Article VIII.

                        TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether prior to or after approval of matters presented in connection with the Merger by the stockholders of the Company:

     (a) Subject to Section 1.3, by the mutual written consent of Parent and the Company; or

     (b) By either of Parent or the Company if any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have vacated or reversed in accordance with Section 6.7), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

     (c) By the Company:

          (i) if any Person shall have made a bona fide written offer to acquire the Company which was not encouraged, solicited or initiated, directly or indirectly, by the Company or any of its affiliates or their respective Agents after the date hereof (A) that the Board of Directors determines in its good faith judgment is a Superior Proposal and (B) as a result of which the Board of Directors determines in good faith, after receiving advice from outside counsel to the Company, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; provided, however, that not less than five business days prior to such termination, the Company shall notify Parent of its intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and shall cause its respective financial and legal advisers to negotiate during such five-business-day period with Parent in an effort to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein on such adjusted terms (during which period Purchaser shall not accept for payment or purchase Shares pursuant to the Offer), and notwithstanding such negotiations and adjustments, the Board of Directors reasonably concludes, in its good faith judgment, that the transactions contemplated herein on such terms as adjusted, are not at least as favorable to the stockholders of the Company as such offer and provided that the Company shall have complied with the notice provisions of Section 5.2(b); and provided, further, that such termination under this clause (i) shall not be effective until the Company has made payment of the full Termination Fee required by Section 8.2(b); or

          (ii) if as the result of the failure to be satisfied of any of the conditions set forth in Annex I, Parent or Purchaser shall have terminated the Offer or the Offer shall have expired without Purchaser having purchased any Shares pursuant thereto; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(ii) if the failure of any such condition to be satisfied at the time of such termination results from (A) the Company's failure to perform any of its obligations under this Agreement or (B) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement; or

          (iii) if Parent, Purchaser or any of their affiliates shall have failed to commence the Offer in accordance with the first sentence of
     Section 1.1(a); provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c)(iii) if such failure to have commenced the Offer shall have been caused by (A) the Company's failure to perform any of its obligations under this Agreement or (B) facts or circumstances that constitute a breach of any representation or warranty of the Company under this Agreement; or

          (iv) if Parent or Purchaser shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to Parent from the Company.

     (d) By Parent or Purchaser:

          (i) if prior to the purchase of any Shares pursuant to the Offer, the Board of Directors or any committee thereof shall have withdrawn, or modified or changed, or publicly proposed to withdraw, modify or change, in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger or shall have approved or recommended or publicly proposed to approve or recommend an Acquisition Proposal, or if the Board of Directors or any committee thereof fails to reaffirm publicly and unconditionally its recommendation to the Company's stockholders that they tender their Shares in the Offer, which public reaffirmation must be made within ten days after Parent's written request to do so (which request may be made at any time that an Acquisition Proposal is pending and not withdrawn) and must also include the unconditional rejection of such Acquisition Proposal (to the extent not previously withdrawn); or

          (ii) if Parent or Purchaser shall have withdrawn or terminated the Offer or the Offer shall have expired in accordance with its terms and the terms of this Agreement without Parent or Purchaser having purchased any Shares thereunder; provided that Parent or Purchaser may not terminate this Agreement pursuant to this Section 8.1(d)(ii) if Parent or Purchaser is in material breach of its obligations under this Agreement; or

          (iii) any Person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Purchaser, or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; provided that for purposes of this Section 8.1(d)(iii), none of Cilluffo Associates, L.P., Gerald McNichols or their respective affiliates or any group of which any of them is a member shall be deemed to have acquired 25% or more of the Shares solely by virtue of the execution, delivery or performance of the Stockholders Agreements; or

(iv) if the Company shall have breached any of its representations or warranties which breach would give rise to the failure of the condition set forth in clause (d) of Annex I hereto to be satisfied or if, prior to consummation of the Offer, the Company shall have failed to perform its covenants or other agreements contained in this Agreement which failure to perform would give rise to the failure of the condition set forth in clause (e) of Annex I hereto to be satisfied, which breach or failure to perform is incapable of being cured or has not been cured by the date that is 15 business days following written notice thereof to the Company from Parent.

     SECTION 8.2. Effect of Termination.

     (a) In the event of termination of this Agreement by either the Company or Parent or Purchaser as provided in Section 8.1, (A) this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Purchaser or the Company, other than as provided in Section
9.1 and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement and (B) unless this Agreement has been terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), Purchaser shall terminate the Offer without the purchase of Shares thereunder.

     (b) If (A) Parent or Purchaser terminates this Agreement under Section 8.1(d)(i), or the Company terminates this Agreement pursuant to Section 8.1(c)(i) or (B) the Company terminates this Agreement pursuant to Section 8.1(c)(ii) or Parent or Purchaser terminates this Agreement pursuant to Section 8.1(d)(ii) or 8.1(d)(iii) and in the case of a termination under Section 8.1(c)(ii), 8.1(d)(ii) or 8.1(d)(iii) (x) at any time after the date of this Agreement and prior to such termination an Acquisition Proposal shall have been publicly announced or otherwise publicly communicated to the stockholders of the Company generally and (y) prior to the first anniversary of such termination, the Company shall enter into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, then the Company shall pay to Parent, or cause to be paid, (1) in the case of a termination of this Agreement by Parent or Purchaser pursuant to Section 8.1(d)(i), not later than one business day following such termination, (2) in the case of a termination of this Agreement by the Company pursuant to Section 8.1(c)(i), prior to such termination, or (3) in the case of a termination of this Agreement by the Company pursuant to Section 8.1(c)(ii) or by Parent or Purchaser pursuant to Section 8.1(d)(ii) or 8.1(d)(iii), not later than one business day following the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal prior to the first anniversary of such termination, as applicable, a termination fee, in cash, by wire transfer of immediately available funds to an account designated by Parent, in an amount equal to the sum of (x) $6 million plus (y) out-of-pocket expenses incurred by Parent or Purchaser exclusively in connection with the transactions contemplated by this Agreement not to exceed $500,000 in the aggregate (such sum is referred to herein as the "Termination Fee").


                                  ARTICLE IX.

                               GENERAL PROVISIONS

     SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective

Time or upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that the agreements set forth in Article II, Section 6.8,
Section 6.10 and Article IX shall survive the Effective Time indefinitely and those set forth in Section 8.2 and Article IX shall survive termination indefinitely.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing (and shall be deemed to have been duly given or made when received) by delivery in person, by facsimile, cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested)), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Purchaser:

         AT&T Government Markets
         2020 K Street N.W.
         Eighth Floor
         Washington, DC  20006-1817
         Attention:  Mary Jane McKeever, President
         Facsimile:  (202) 776-6004

         With a copy to:

         Vice President
         AT&T Corp.
         295 North Maple Avenue   Room 1212P2
         Basking Ridge, NJ  07920-1002
         Attention:  Marilyn J. Wasser
         Facsimile:  (908) 221-6618

         With a copy to:

         Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, NY  10019
         Attention:  Steven A. Rosenblum, Esq.
         Facsimile:  (212) 403-2000

     (b) if to the Company:

         GRC International, Inc.
         900 Gallows Road
         Vienna, VA  22182
         Attention:  Gary L. Denman, Chief
                              Executive Officer
         Facsimile:  (703) 449-6890

         With a copy to:

         Willkie Farr & Gallagher

         787 Seventh Avenue
         New York, New York  10019
         Attention:  Michael A. Schwartz, Esq.
         Facsimile: (212) 728-8111

     SECTION 9.3. Expenses. Except as expressly set forth in Section 8.2(b), all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

     SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

     (b) "Cause" means (i) conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;
(ii) intentional or grossly negligent disclosure of confidential or trade secret information of the Company or Surviving Corporation, as applicable, or any of their affiliates, to anyone who is not entitled to receive such information;
(iii)gross omission or gross dereliction of any statutory or common law duty of loyalty to the Company or Surviving Corporation, as applicable, or any of their affiliates; (iv) willful and knowing violation of the Company's or Surviving Corporation's, as applicable, Code of Conduct or other written policies or procedures; or (v) repeated failure to carry out the duties of the employee's position despite specific instruction to do so.

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "Key Management Personnel" means those employees of the Company or any Subsidiary who are identified on Schedule 9.4(d).

     (e) "knowledge" of the Company means the actual knowledge, after reasonable inquiry, of the Company's executive officers, including reasonable inquiry of the Company's counsel; and

     (f) "Person" means an individual, corporation, partnership, association, trust, any unincorporated organization or group (within the meaning of Section 13(d)(3) of the Exchange Act).

     SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

     SECTION 9.7. Schedules. The Schedules to this Agreement shall be construed with and as an integral part of this Agreement and any matter disclosed on any particular Schedule shall be deemed to be disclosed on any other Schedule (or in another part of the same Schedule) if the facts and circumstances relating to such matter, as disclosed on the particular Schedule, would fairly apprise the party to which the representation and warranty is being made of facts and circumstances that such party should fairly anticipate would be applicable to such other Schedule (or part of such other Schedule).

     SECTION 9.8. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Non-Disclosure Agreement dated December 21, 1999 between the Company and Parent (the "Confidentiality Agreement"), constitute the entire agreement and supersede any and all other prior agreements, undertakings, statements, information and materials, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided in Section 6.8 hereof, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     SECTION 9.9. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 9.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

     SECTION 9.11. Amendment. This Agreement may be amended by the parties hereto by action taken by Parent and Purchaser, and by action taken by the Board of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would not otherwise be permitted pursuant to Section 251(d) of the DGCL. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 9.12. Waiver. Subject to Section 1.3, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

     SECTION 9.13. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                        GRC INTERNATIONAL, INC.

                                        By: /s/ Gary Denman
                                            ------------------------------
                                            Gary Denman


                                        AT&T CORP.

                                        By: /s/ Mary Jane McKeever
                                            ------------------------------
                                            Mary Jane McKeever
                                            Vice President


                                        LMN CORPORATION

                                        By: /s/ Mary Jane McKeever
                                            ------------------------------
                                            Mary Jane McKeever
                                            President

                                                                         ANNEX I

     Conditions to the Offer. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may delay the acceptance for payment of any tendered Shares and (except as provided in this Agreement) amend or terminate the Offer as to any Shares not then paid for if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of shares of Company Common Stock which represents at least a majority of the number of shares of Company Common Stock (assuming the exercise of all Options and Warrants and the conversion or exchange of all securities convertible or exchangeable into shares of Company Common Stock) (the "Minimum Condition") or (ii) any applicable waiting period under the HSR Act shall not have expired or been terminated prior to the expiration of the Offer or (iii) at any time after the date of this Agreement and prior to the time of payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur and be continuing or conditions exists:

          (a) (x) there shall have been any action taken by a Governmental Entity, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, proposed, sought, promulgated, enacted, entered, enforced, issued, amended or deemed applicable by a Governmental Entity to Parent, Purchaser, the Company, any other affiliate of Parent or the Company, the Offer or the Merger, that would or is reasonably likely, directly or indirectly, to (i) make the acceptance for payment of, or payment for or purchase of all or a substantial number of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit the making of the Offer or the consummation of the Offer or the Merger, (ii) result in a significant delay in or restrict the ability of Purchaser to accept for payment, pay for or purchase all or a substantial number of the Shares pursuant to the Offer or to effect the Merger, (iii) render Purchaser unable to accept for payment or pay for or purchase all or a substantial number of the Shares pursuant to the Offer, (iv) impose material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, all or a substantial number of the Shares including without limitation the right to vote the Shares purchased by it pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the stockholders of the Company, (v) require the divestiture by Parent, Purchaser or any of their respective Subsidiaries or affiliates of any Shares, or require Purchaser, Parent, the Company, or any of their respective Subsidiaries or affiliates to dispose of or hold separate all or any material portion of their respective businesses, assets or properties or impose any material limitations on the ability of any of such entities to conduct their respective businesses or own such assets, properties or Shares or on the ability of Parent or Purchaser to conduct the business of the Company and its Subsidiaries and own the assets and properties of the Company and its Subsidiaries, (vi) impose any material limitations on the ability of Parent, Purchaser or any of their respective Subsidiaries or affiliates effectively to control the business or operations of the Company, Parent, Purchaser or any of their respective Subsidiaries or affiliates, or (vii) otherwise materially adversely affect Parent, Purchaser, the Company or any of their respective Subsidiaries or affiliates, or their business, assets, liabilities, condition (financial or otherwise) or results of operations, or the value of the Shares; or

          (y) there shall have been instituted or pending any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) in subclause (x) above; or

          (z) or there shall have been threatened any action, proceeding or counterclaim by any Governmental Entity, challenging the making of the Offer or the acquisition by Purchaser of the Shares pursuant to the Offer or the consummation of the Merger, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (vii) in subclause (x) above that, in the good faith judgment of Parent, has a reasonable probability of success.

     (b) this Agreement shall have been terminated in accordance with its terms or any event shall have occurred which gives Parent or Purchaser the right to terminate this Agreement or not consummate the Merger; or

     (c) since the date of this Agreement there shall have occurred any event, change, effect or development that, individually or when considered together with any other event, change, effect or development, has had or would have a Material Adverse Effect; or

     (d) (i) the representations and warranties of the Company set forth in Sections 4.2, 4.3, 4.4(a)(ii), 4.20 or 4.21 shall not be true and correct in all material respects both when made and as of the date of determination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case any of such representations or warranties shall not be true and correct in all material respects as of such earlier date) or (ii) any of the other representations and warranties of the Company set forth in this Agreement (without giving effect to any explicit limitation as to "materiality" or "Material Adverse Effect" set forth therein) shall not be true and correct both when made and as of the date of determination, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be so true and correct does not have, and would not have, individually or when taken together with all such failures to be so true and correct, a Material Adverse Effect; or

     (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement; or

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially and adversely affects, the extension of credit by banks or other lending institutions or (iv) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

     (g) the Board of Directors or any committee thereof (i) shall have withdrawn, or modified or changed in a manner adverse to Parent or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of this Agreement or the transactions contemplated hereby, including the Offer or the Merger, (ii) recommended or approved an Acquisition Proposal, (iii) shall have adopted any resolution to effect any of the foregoing, or (iv) upon request of Purchaser, shall fail to reaffirm publicly and unconditionally its approval or recommendation of the Offer, this Agreement or the Merger within ten days after Parent's written request to do so under the circumstances described in
Section 8.1(d)(i) of this Agreement; or

     (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
Act), other than Parent, Purchaser, or their affiliates or any group of which any of them is a member, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the Shares; provided that for purposes of this condition, none of Cilluffo Associates, L.P., Gerald McNichols, or their respective affiliates or any group of which any of them is a member, shall be deemed to have acquired 25% or more of the Shares solely by virtue of the execution, delivery or performance of the Stockholders Agreements;

which, in the judgment of Parent or Purchaser with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment of or payment for Shares or to proceed with the Merger.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in their sole discretion subject to the terms of this Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Annex I is a part.

                             INDEX OF DEFINED TERMS

                                                                  Section
Term                                                       Containing Definition
----                                                       ---------------------

Acquisition Proposal......................................................5.2(a)
Affiliate.................................................................9.4(a)
Agents....................................................................5.2(a)
Agreement..........................................................1st Paragraph
Bid......................................................................4.14(b)
Board of Directors.................................................5th Paragraph
Cause.....................................................................9.4(b)
Certificates..............................................................2.8(b)
Closing...................................................................2.2(a)
Closing Date..............................................................2.2(a)
Code..............................................................4.8(d). 2.8(f)
Company............................................................1st Paragraph
Company 1999 10-K.........................................................4.5(c)
Company By-laws...........................................................4.1(c)
Company Certificate of Incorporation......................................4.1(c)
Company Common Stock...............................................3rd Paragraph
Company Employee Benefit Plans............................................4.8(a)
Company ERISA Affiliate...................................................4.8(a)
Company Financial Advisor.................................................4.3(c)
Company Intellectual Property............................................4.11(a)
Company Leases..............................................................4.10
Company Material Contracts...............................................4.16(a)
Company Multiemployer Plan................................................4.8(b)
Company Permits.............................................................4.15
Company Preferred Stock...................................................4.2(a)
Company Securities........................................................4.2(a)
Company Stockholders' Meeting...............................................4.18
Company Voting Debt.......................................................4.2(a)
Confidentiality Agreement....................................................9.8
Control...................................................................9.4(b)
Deferred Stock Units......................................................2.9(d)
DGCL.........................................................................2.1
Director Retirement Plan..................................................2.9(d)
Dissenting Shares.........................................................2.7(a)
Effective Time............................................................2.2(b)
Environmental Law........................................................4.13(a)
Environmental Permits....................................................4.13(b)
ERISA.....................................................................4.8(a)
ESPP......................................................................2.9(a)
Exchange Act..............................................................1.1(a)
Exchange Agent............................................................2.8(a)
Extended Expiration Date..................................................1.1(d)
Government Contract......................................................4.14(b)
Governmental Entity.......................................................3.3(b)
Hazardous Substances.....................................................4.13(a)
HSR Act...................................................................3.3(b)
Indemnified Parties.......................................................6.8(a)
Independent Directors........................................................1.3
Initial Expiration Date...................................................1.1(d)

Intellectual Property....................................................4.11(a)
Key Management Personnel..................................................9.4(e)
Knowledge.................................................................9.4(d)
Laws........................................................................4.15
Material Adverse Effect......................................................4.1
Merger.............................................................4th Paragraph
Minimum Condition........................................................Annex I
NOLs.....................................................................4.17(j)
Offer..............................................................3rd Paragraph
Offer Documents...........................................................1.1(c)
Offer to Purchase.........................................................1.1(c)
Option Plans..............................................................2.9(c)
Options...................................................................2.9(b)
Parent.............................................................1st Paragraph
Parent Information...........................................................3.6
Per Share Amount...................................................3rd Paragraph
Person....................................................................9.4(c)
Proxy Statement.............................................................4.18
Purchaser..........................................................1st Paragraph
Rights......................................................................4.21
Rights Agreement............................................................4.21
Schedule 14D-9............................................................1.2(b)
Schedule TO...............................................................1.1(c)
SEC.......................................................................1.1(c)
SEC Reports...............................................................4.5(a)
Securities Act............................................................4.5(a)
Settlement Agreement.........................................................1.3
Share Purchase Date.......................................................1.1(b)
Shares.............................................................3rd Paragraph
Stock Plans...............................................................2.9(a)
Stockholders.......................................................6th Paragraph
Stockholders Agreements............................................6th Paragraph
Subsidiary................................................................4.1(d)
Superior Proposal.........................................................5.2(a)
Surviving Corporation........................................................2.1
Tax Return...............................................................4.17(k)
Taxes....................................................................4.17(k)
Termination Fee...........................................................8.2(b)
Warrants..................................................................4.2(a)

                                                                       EXHIBIT A

                             STOCKHOLDERS AGREEMENT
                             ----------------------

     STOCKHOLDERS AGREEMENT, dated as of February 14, 2000 (this "Agreement"), among AT&T Corp., a New York corporation ("Parent"), LMN Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Cilluffo Associates, L.P., a Delaware limited partnership ("Stockholder') and a stockholder of GRC International, Inc., a Delaware corporation (the "Company").

     WHEREAS, Parent, Sub and the Company are, concurrently with the execution hereof, entering into an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will make an offer (the "Offer") to acquire all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the "Company Common Stock"), at a purchase price of $15.00 per share, net to the seller in cash, the consummation of which will be followed by the merger of Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

     WHEREAS, Stockholder is the record and/or beneficial owner of 1,708,000 shares of Company Common Stock (collectively, the "Existing Shares") (all such Existing Shares, together with all other shares of capital stock or other voting securities of the Company or any of its Subsidiaries with respect to which Stockholder has beneficial ownership (for purposes of this Agreement, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act) as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company or any of its Subsidiaries received pursuant to any change in the capital stock of the Company or such Subsidiary by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "Shares");

     WHEREAS, each of the parties hereto desires to enter into this Agreement to provide for, among other things, (1) the obligation of Stockholder to tender, or cause the record holder of the Shares to tender, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Tender Shares") in the Offer, (2) the obligation of Stockholder to vote, or cause the record holder of the Shares to vote, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and (3) certain restrictions on the sale or the transfer of the record and beneficial ownership of Shares by Stockholder (this Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "Support Documents"); and

     WHEREAS, Stockholder acknowledges that Parent and Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Parent, Sub and Stockholder agree as follows:

     1. Defined Terms. Terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement.

     2. Agreement to Tender. Stockholder hereby agrees to validly tender, or cause the record owner to validly tender, all of the Tender Shares pursuant to and in accordance with the terms of the Offer within 18 business days of the commencement thereof, and not to withdraw or permit to be withdrawn any Shares therefrom.

     3. Agreement to Vote. Stockholder hereby agrees that, from and after the date hereof and until the Termination Date (as defined in Section 19), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of the Voting Shares that are beneficially owned by Stockholder or as to which Stockholder has, directly or indirectly, the right to vote or direct the voting, (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, and any other action reasonably requested by Parent in furtherance thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (c) against any Acquisition Proposal made by any person other than Parent or any of its affiliates. Stockholder hereby agrees that it will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Shares prior to the Termination Date (other than a proxy or power of attorney to an officer of the Company that may be exercised solely in accordance with this Section 3 and except as provided in Section 4 below) or vote or give instructions in any manner inconsistent with clause (a), (b) or (c) of the preceding sentence. Stockholder hereby agrees, during the period commencing on the date hereof and ending on the Termination Date, not to, and, if applicable, not to permit any of Stockholder's affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other covenants of Stockholder pursuant to this paragraph. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     4. PROXY. SUBJECT TO SECTION 19 HEREOF, STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, MARY JANE MCKEEVER, MARILYN WASSER AND GARY SWENSON, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED ANY SUCH

OFFICER OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH
SECTION 3 HEREOF IN RESPECT OF ANY MATTER SPECIFIED IN CLAUSE (a), (b) or (c) OF SUCH SECTION 3. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, NEITHER PARENT NOR ANY OF THE AFORENAMED PROXIES SHALL EXERCISE THE POWERS SET FORTH IN THIS SECTION 4 UNLESS AND UNTIL PARENT SHALL HAVE RECEIVED ALL APPLICABLE REGULATORY APPROVALS REQUIRED UNDER APPLICABLE LAW FOR SUCH EXERCISE.

     5. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to Stockholder as follows:

     (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     (b) Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by Stockholder) is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     (c) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Sub,
(ii) conflict with or violate any law, rule, regulation or order applicable to Parent or Sub or by which any of their respective properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties is bound, except for any thereof that would materially impair the ability of Parent or Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (d) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder will not, require Parent or Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than as set forth in Section 3.3 of the Merger Agreement.

     (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Parent or Sub is subject that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis.

     6. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Sub as follows:

     (a) Stockholder has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

     (b) Stockholder has all necessary corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Stockholder.

     (c) This Agreement has been duly executed and delivered by Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) is a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     (d) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the limited partnership agreement or other organizational documents of Stockholder, (ii) conflict with or violate any law, rule, regulation or order applicable to Stockholder or by which any of Stockholder's properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of its properties is bound, except for any thereof that would not result in the imposition of a lien on the Shares or materially impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (e) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of Stockholder's obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except for an amendment to the Statement on Schedule 13D filed by, among others, Stockholder with respect to the Company.

     (f) There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Stockholder is subject that could reasonably be expected to materially impair the ability of Stockholder to perform its obligations hereunder on a timely basis.

     (g) Except as set forth on Schedule I hereto or as otherwise provided herein, (i) the Existing Shares are owned beneficially and of record by Stockholder; (ii) Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares other than as provided in this Agreement; and (iii) Stockholder has sole voting power and sole power of disposition with respect to all of the Existing Shares, with no restrictions on Stockholder's rights of disposition pertaining thereto. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder. All of the Existing Shares are issued and outstanding and, except for the Rights associated with such Existing Shares, Stockholder does not own, of record or beneficially, any warrants, options, convertible securities or other rights to acquire any shares of Company Common Stock.

     7. Agreements of Stockholder. (a) Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Parent or Sub, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the Shares, except to Parent or Sub or
(iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.

     (b) Stockholder hereby agrees, while this Agreement is in effect, except with respect to Parent and its affiliates, that Stockholder shall not, and shall not permit any affiliates or, if applicable, any director, officer, employee consultant, agent, advisor or representative of Stockholder or any of Stockholder's affiliates (collectively, the "Representatives") to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 7(a) hereof or any Acquisition Proposal or (ii) participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 7(a) hereof or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore by Stockholder with respect to any possible Acquisition Proposal, or any matter described in
Section 7(a) hereof, and will take the necessary steps to inform Stockholder's Representatives of the obligations undertaken by Stockholder with respect to Stockholder's Representatives in this Section 7; provided, that nothing in this Agreement shall restrict Frank J. A. Cilluffo in the exercise of his fiduciary duties to stockholders of the Company, in his capacity as a director of the Company, under applicable law or otherwise prohibit him from taking such actions, in his capacity as a director of the Company, as may be permitted (under the circumstances therein specified) pursuant to Section 5.2 of the Merger Agreement.

     (c) Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly of the number of any additional shares of Company Common Stock and the number and type of any other Shares acquired by Stockholder, if any, after the date hereof.

     8. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into an agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.

     9. Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if given in the manner set forth in
Section 9.2 of the Merger Agreement. All notices hereunder shall be given to a party at his or its address stated on the signature pages of this Agreement or at its address set forth in Section 9.2 of the Merger Agreement or at any other address as the party may specify for this purpose by notice to the other parties pursuant to this Section 10.

     11. No Waivers. No failure or delay by Parent or Sub in exercising any right, power or privilege under any Support Document shall operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Support Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

     12. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Support Document, and no consent to any departure by Stockholder or Parent or Sub from any provision of any Support Document, shall be effective unless it shall be in writing and signed and delivered by each party hereto, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

     13. Successors and Assigns; Third Party Beneficiaries.

     (a) No party shall assign any of such party's rights or remedies or delegate any of such party's obligations or liabilities, in whole or in part, under any Support Document, except that Parent or Sub may assign all or any of its rights hereunder to any affiliate of Parent or Sub. Any assignment or delegation in contravention of this Section 13 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Support Document.

     (b) The provisions of each Support Document shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

     14. Governing Law; Submission to Jurisdiction. This Agreement and each other Support Document and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Parent, Sub and each Stockholder hereby (w) submit to the non-exclusive jurisdiction of any State and Federal courts sitting in Delaware with respect to matters arising out of or relating hereto, (x) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware State or Federal court, and (y) agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     15. Severability of Provisions. If any term or other provision of any Support Document is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of such Support Document shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Support Document so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     16. Headings and References. Article and Section headings in any Support Document are included for convenience of reference only and do not constitute a part of the Support Document for any other purpose. References to Articles and Sections in any Support Document are references to the Articles and Sections of the Support Document unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     17. Entire Agreement. The Support Documents and the Merger Agreement embody the entire agreement and understanding of each of the parties hereto, and supersede all other written or oral prior agreements or understandings, with respect to the subject matter of the Support Documents.

     18. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Support Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Support Documents and to enforce specifically the terms and provisions of any Support Document in any Federal court sitting in the State of Delaware or State of Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

     19. Termination. This Agreement and the proxy set forth in Section 4 shall terminate upon the earliest of the following dates (such date is referred to herein as the "Termination Date"): (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof; (ii) the date on which Parent terminates this Agreement upon written notice to Stockholder (Parent may so terminate this Agreement and the proxy set forth herein at any time); (iii) the Effective Time; and (iv) June 30, 2000.

     20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

     21. Limitation on Representations Warranties and Covenants. Reference is made to those certain option agreements, each dated as of August 5, 1999, attached as Exhibits C, D, and E to Amendment No. 14 to the Statement on
Schedule 13D filed by, among others, Stockholder with respect to the Company on August 5, 1999 (the "Option Agreements"). All of the representations, warranties and covenants of Stockholder contained in this Agreement are subject to the obligations of Stockholder under the Option Agreements; provided, however, that Stockholder shall comply with its covenants hereunder to the fullest extent not prohibited by Stockholder's obligations under the Option Agreements. Stockholder represents and warrants to Parent and Sub that none of the Option Agreements has been amended prior to the date hereof. Stockholder covenants and agrees not to amend any Option Agreement while this Agreement is in effect.

     22. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, AS A CONDITION OF SUCH PARTY'S RIGHT TO ENFORCE OR DEFEND ANY RIGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SUPPORT

DOCUMENT, WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY OTHER SUPPORT DOCUMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, Parent, Sub and the undersigned Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                        AT&T CORP.

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        LMN CORPORATION

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        CILLUFFO ASSOCIATES, L.P.
                                        160 Broadway, East Building
                                        New York, New York 10038
                                        Attn:  Frank J. A. Cilluffo
                                        Facsimile: (603)

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE I
                                   ----------

All of the Existing Shares are (i) held of record by Stockholder or (ii) held of record by Morgan Stanley Dean Witter for the benefit of Stockholder.

                                                                       EXHIBIT B

                             STOCKHOLDERS AGREEMENT
                             ----------------------

     STOCKHOLDERS AGREEMENT, dated as of February 14, 2000 (this "Agreement"), among AT&T Corp., a New York corporation ("Parent"), LMN Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Gerald R. McNichols, an individual ("Stockholder') and a stockholder of GRC International, Inc., a Delaware corporation (the "Company").

     WHEREAS, Parent, Sub and the Company are, concurrently with the execution hereof, entering into an Agreement and Plan of Merger, dated as of February 14, 2000 (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Sub will make an offer (the "Offer") to acquire all of the issued and outstanding shares of common stock, par value $0.10 per share, of the Company (the "Company Common Stock"), at a purchase price of $15.00 per share, net to the seller in cash, the consummation of which will be followed by the merger of Sub with and into the Company, with the Company being the surviving corporation (the "Merger");

     WHEREAS, Stockholder is the record and/or beneficial owner of 2,001,700 shares of Company Common Stock (collectively, the "Existing Shares") (all such Existing Shares, together with all other shares of capital stock or other voting securities of the Company or any of its Subsidiaries with respect to which Stockholder has beneficial ownership (for purposes of this Agreement, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 under the Exchange Act) as of the date of this Agreement, and any shares of capital stock or other voting securities of the Company or any of its Subsidiaries, beneficial ownership of which is directly or indirectly acquired after the date hereof, including, without limitation, shares received pursuant to any stock splits, stock dividends or distributions, shares acquired by purchase or upon the exercise, conversion or exchange of any option, warrant or convertible security or otherwise, and shares or any voting securities of the Company or any of its Subsidiaries received pursuant to any change in the capital stock of the Company or such Subsidiary by reason of any recapitalization, merger, reorganization, consolidation, combination, exchange of shares or the like, are referred to herein as the "Shares");

     WHEREAS, each of the parties hereto desires to enter into this Agreement to provide for, among other things, (1) the obligation of Stockholder to tender, or cause the record holder of the Shares to tender, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Tender Shares") in the Offer, (2) the obligation of Stockholder to vote, or cause the record holder of the Shares to vote, the Shares beneficially owned by Stockholder (other than Shares subject to unexercised options) (the "Voting Shares") in the manner specified herein and (3) certain restrictions on the sale or the transfer of the record and beneficial ownership of Shares by Stockholder (this Agreement and all other agreements, instruments and other documents executed and delivered by Stockholder in connection with this Agreement are collectively referred to as the "Support Documents"); and

     WHEREAS, Stockholder acknowledges that Parent and Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Stockholder set forth in this Agreement and would not enter into the Merger Agreement if Stockholder did not enter into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, Parent, Sub and Stockholder agree as follows:

     1. Defined Terms. Terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement.

     2. Agreement to Tender. Stockholder hereby agrees to validly tender, or cause the record owner to validly tender, all of the Tender Shares pursuant to and in accordance with the terms of the Offer within 18 business days of the commencement thereof, and not to withdraw or permit to be withdrawn any Shares therefrom.

     3. Agreement to Vote. Stockholder hereby agrees that, from and after the date hereof and until the Termination Date (as defined in Section 19), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, Stockholder shall appear at each such meeting, in person or by proxy, or otherwise cause the Voting Shares to be counted as present thereat for purposes of establishing a quorum, and Stockholder shall vote (or cause to be voted) or act by written consent with respect to all of the Voting Shares that are beneficially owned by him or as to which he has, directly or indirectly, the right to vote or direct the voting, (a) in favor of adoption and approval of the Merger Agreement and the Merger and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement, and any other action reasonably requested by Parent in furtherance thereof; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of Stockholder contained in this Agreement; and (c) against any Acquisition Proposal made by any person other than Parent or any of its affiliates. Stockholder hereby agrees that he will not enter into any voting or other agreement or understanding with any person or entity or grant a proxy or power of attorney with respect to the Shares prior to the Termination Date (other than a proxy or power of attorney to an officer of the Company that may be exercised solely in accordance with this Section 3 and except as provided in
Section 4 below) or vote or give instructions in any manner inconsistent with clause (a), (b) or (c) of the preceding sentence. Stockholder hereby agrees, during the period commencing on the date hereof and ending on the Termination Date, not to, and, if applicable, not to permit any of his affiliates to, vote or execute any written consent in lieu of a stockholders meeting or vote, if such consent or vote by the stockholders of the Company would be inconsistent with or frustrate the purposes of the other covenants of Stockholder pursuant to this paragraph. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

     4. PROXY. SUBJECT TO SECTION 19 HEREOF, STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, MARY JANE MCKEEVER, MARILYN WASSER AND GARY SWENSON, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF PARENT, AND ANY INDIVIDUAL WHO SHALL HEREAFTER SUCCEED ANY SUCH

OFFICER OF PARENT, AND ANY OTHER PERSON DESIGNATED IN WRITING BY PARENT, EACH OF THEM INDIVIDUALLY, STOCKHOLDER'S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE OR ACT BY WRITTEN CONSENT, TO THE FULLEST EXTENT PERMITTED BY AND SUBJECT TO APPLICABLE LAW, WITH RESPECT TO THE SHARES IN ACCORDANCE WITH
SECTION 3 HEREOF IN RESPECT OF ANY MATTER SPECIFIED IN CLAUSE (a), (b) or (c) OF SUCH SECTION 3. THIS PROXY IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE. STOCKHOLDER WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY STOCKHOLDER WITH RESPECT TO THE SHARES. NOTWITHSTANDING THE FOREGOING, NEITHER PARENT NOR ANY OF THE AFORENAMED PROXIES SHALL EXERCISE THE POWERS SET FORTH IN THIS SECTION 4 UNLESS AND UNTIL PARENT SHALL HAVE RECEIVED ALL APPLICABLE REGULATORY APPROVALS REQUIRED UNDER APPLICABLE LAW FOR SUCH EXERCISE.

     5. Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to Stockholder as follows:

     (a) Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

     (b) Each of Parent and Sub has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery of this Agreement by Parent and Sub and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by Stockholder) is a valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     (c) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by Parent and Sub will not, (i) conflict with or violate the certificate of incorporation or by-laws of Parent or Sub,
(ii) conflict with or violate any law, rule, regulation or order applicable to Parent or Sub or by which any of their respective properties is bound, or (iii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties is bound, except for any thereof that would materially impair the ability of Parent or Sub to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (d) The execution and delivery of this Agreement by Parent and Sub do not, and the performance by Parent and Sub of their obligations hereunder will not, require Parent or Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, other than as set forth in Section 3.3 of the Merger Agreement.

     (e) There is no suit, action, investigation or proceeding pending or, to the knowledge of Parent or Sub, threatened against Parent or Sub at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Parent or Sub is subject that could reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder on a timely basis.

     6. Representations and Warranties of Stockholder. Stockholder represents and warrants to Parent and Sub as follows:

     (a) This Agreement has been duly executed and delivered by Stockholder and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) is a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

     (b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any law, rule, regulation or order applicable to Stockholder or by which any of Stockholder's properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of his properties is bound, except for any thereof that would not result in the imposition of a lien on the Shares or materially impair the ability of Stockholder to perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

     (c) The execution and delivery of this Agreement by Stockholder do not, and the performance by Stockholder of his obligations hereunder will not, require Stockholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entity, except for an amendment to the Statement on Schedule 13D filed by Stockholder with respect to the Company.

     (d) There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Entity that could reasonably be expected to materially impair the ability of Stockholder to perform his obligations hereunder on a timely basis, and there is no agreement, commitment or law to which Stockholder is subject that could reasonably be expected to materially impair the ability of Stockholder to perform his obligations hereunder on a timely basis.

     (e) Except as set forth on Schedule I hereto, (i) the Existing Shares are owned beneficially and of record by Stockholder; (ii) Stockholder has not appointed or granted any proxy which is still effective with respect to any Shares other than as provided in this Agreement; and (iii) Stockholder has sole voting power and sole power of disposition with respect to all of the Existing Shares, with no restrictions on Stockholder's rights of disposition pertaining thereto. The Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by Stockholder. All of the Existing Shares are issued and outstanding and, except for the Rights associated with such Existing Shares, Stockholder does not own, of record or beneficially, any warrants, options, convertible securities or other rights to acquire any shares of Company Common Stock.

     7. Agreements of Stockholder. (a) Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to (i) sell, transfer, pledge, encumber, grant, assign or otherwise dispose of, enforce any redemption agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, grant, assignment or other disposition of, record or beneficial ownership of any of the Shares (whether acquired heretofore or hereafter) or any interest in any of the foregoing, except to Parent or Sub, (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, or any interest in any of the Shares, except to Parent or Sub or
(iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing his obligations under this Agreement.

     (b) Stockholder hereby agrees, while this Agreement is in effect, except with respect to Parent and its affiliates, that he shall not, and shall not permit any affiliates or, if applicable, any director, officer, employee consultant, agent, advisor or representative of Stockholder or any of his affiliates (collectively, the "Representatives") to (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to any matter described in Section 7(a) hereof or any Acquisition Proposal or (ii) participate in any negotiations concerning, or provide to any other person any information or data relating to the Company or any of its Subsidiaries for the purpose of, or have any discussions with any person relating to, or cooperate with or assist or participate in, or facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any effort or attempt by any other person to seek to effect any matter described in Section 7(a) hereof or any Acquisition Proposal, or agree to or endorse any Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement such an Acquisition Proposal. Stockholder agrees immediately to cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore by Stockholder with respect to any possible

Acquisition Proposal, or any matter described in Section 7(a) hereof, and will take the necessary steps to inform Stockholder's Representatives of the obligations undertaken by Stockholder with respect to Stockholder's Representatives in this Section 7; provided, that nothing in this Agreement shall restrict Stockholder in the exercise of his fiduciary duties to the stockholders of the Company, in his capacity as a director of the Company, under applicable law or otherwise prohibit him from taking such actions, in his capacity as a director of the Company, as may be permitted (under the circumstances therein specified) pursuant to Section 5.2 of the Merger Agreement.

     (c) Stockholder hereby agrees, while this Agreement is in effect, to notify Parent promptly of the number of any additional shares of Company Common Stock and the number and type of any other Shares acquired by Stockholder, if any, after the date hereof.

     8. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, none of the parties hereto shall enter into an agreement or arrangement (or alter, amend or terminate any existing agreement or arrangement) if such action would materially impair the ability of such party to effectuate, carry out or comply with all the terms of this Agreement.

     9. Survival. None of the representations, warranties, covenants and agreements of the parties herein shall survive beyond the Termination Date.

     10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given if given in the manner set forth in
Section 9.2 of the Merger Agreement. All notices hereunder shall be given to Stockholder at his address stated on the signature pages of this Agreement or to Parent or Sub at Parent's address set forth in Section 9.2 of the Merger Agreement or at any other address as the party may specify for this purpose by notice to the other parties pursuant to this Section 10.

     11. No Waivers. No failure or delay by Parent or Sub in exercising any right, power or privilege under any Support Document shall operate as a waiver of that right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of that right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Support Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

     12. Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Support Document, and no consent to any departure by Stockholder or Parent or Sub from any provision of any Support Document, shall be effective unless it shall be in writing and signed and delivered by each party hereto, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

     13. Successors and Assigns; Third Party Beneficiaries.

     (a) No party shall assign any of such party's rights or remedies or delegate any of such party's obligations or liabilities, in whole or in part, under any Support Document, except that Parent or Sub may assign all or any of its rights hereunder to any affiliate of Parent or Sub. Any assignment or delegation in contravention of this Section 13 shall be void ab initio and shall not relieve the assigning or delegating party of any obligation under any Support Document.

     (b) The provisions of each Support Document shall be binding upon and inure solely to the benefit of the parties hereto and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

     14. Governing Law; Submission to Jurisdiction. This Agreement and each other Support Document and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State. Parent, Sub and each Stockholder hereby (w) submit to the jurisdiction of any State and Federal courts sitting in Delaware with respect to matters arising out of or relating hereto, (x) agree that all claims with respect to such matters may be heard and determined in an action or proceeding in such Delaware State or Federal court, and (y) agree that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

     15. Severability of Provisions. If any term or other provision of any Support Document is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of such Support Document shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Support Document so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

     16. Headings and References. Article and Section headings in any Support Document are included for convenience of reference only and do not constitute a part of the Support Document for any other purpose. References to Articles and Sections in any Support Document are references to the Articles and Sections of the Support Document unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

     17. Entire Agreement. The Support Documents and the Merger Agreement embody the entire agreement and understanding of each of the parties hereto, and supersede all other written or oral prior agreements or understandings, with respect to the subject matter of the Support Documents.

     18. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Support Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the Support Documents and to enforce specifically the terms and provisions of any Support Document in any Federal court sitting in the State of Delaware or State of Delaware court, this being in addition to any other remedy to which they are entitled at law or in equity.

     19. Termination. This Agreement and the proxy set forth in Section 4 shall terminate upon the earliest of the following dates (such date is referred to herein as the "Termination Date"): (i) the date on which the Merger Agreement is terminated in accordance with Article VIII thereof; (ii) the date on which Parent terminates this Agreement upon written notice to Stockholder (Parent may so terminate this Agreement and the proxy set forth herein at any time); (iii) the Effective Time; and (iv) June 30, 2000.

     20. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

     21. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, AS A CONDITION OF SUCH PARTY'S RIGHT TO ENFORCE OR DEFEND ANY RIGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SUPPORT DOCUMENT, WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY OTHER SUPPORT DOCUMENT AND AGREES THAT ANY ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

     IN WITNESS WHEREOF, Parent, Sub and the undersigned Stockholder have caused this Agreement to be duly executed as of the day and year first above written.


                                        AT&T CORP.

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        LMN CORPORATION

                                        By:
                                            ------------------------------
                                            Name:
                                            Title:


                                        GERALD R. MCNICHOLS

                                        By:
                                            ------------------------------
                                            Name:
                                            Address:

                                   SCHEDULE I
                                   ----------

No exceptions.